Exhibit 2.1

AGREEMENT OF MERGER

by and among

VERTICALNET, INC.,

POPCORN ACQUISITION SUB, INC.

and

B2eMARKETS, INC.

July 16, 2004

ARTICLE 1.	DEFINITIONS; INTERPRETATION	1

1.01	Definitions	1

1.02	Valuation	11

1.03	Interpretation	11

1.04	Headings	11

ARTICLE 2.	THE MERGER	11

2.01	The Merger	11

2.02	Effective Time	11

2.03	Effects of the Merger	11

2.04	Certificate of Incorporation and Bylaws	11

2.05	Directors and Officers	11

2.06	Conversion of Securities	11

2.07	Conversion of Acquisition Sub Capital Stock	14

2.08	Dissenting Shares	14

2.09	Delivery of Merger Consideration	14

2.10	No Further Transfer of Shares	14

2.11	Closing	14

2.12	Closing Deliveries	14

2.13	Working Capital Adjustment.	16

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF B2E	17

3.01	Due Organization	17

3.02	Authorization; Validity	17

3.03	Capital Stock of B2e; Stockholders	17

3.04	Subsidiaries; Interest in Other Entities	19

3.05	No Conflicts	19

3.06	Financial Statements; Books of Account	19

3.07	Accounts Receivable and Accounts Payable	20

3.08	No Undisclosed Liabilities	20

3.09	Existing Conditions	21

3.10	Assets	22

3.11	Real Property	22

3.12	Intellectual Property and Products	23

i

3.13	Deposit Accounts; Powers of Attorney	27

3.14	Contracts and Commitments	28

3.15	Significant Customers and Suppliers	29

3.16	Restrictions	29

3.17	Insurance	29

3.18	Government Contracts	29

3.19	Compliance with Law	30

3.20	No Litigation	30

3.21	Permits	30

3.22	Tax Matters	31

3.23	Employee Matters and Benefit Plans.	33

3.24	Labor and Employment Matters	35

3.25	Environmental Matters	36

3.26	No Third Party Options	36

3.27	Transactions with Affiliates	37

3.28	No Brokers or Finders	37

3.29	Disclosure	37

3.30	Warranty Experience	37

3.31	B2e Transaction Expenses	37

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF VERTICALNET	37

4.01	Due Organization	37

4.02	Authorization; Validity	37

4.03	No Conflicts	37

4.04	Public Filings	38

4.05	Absence of Certain Changes	38

4.06	No Brokers or Finders	38

4.07	Verticalnet Common Stock	38

4.08	Litigation	38

4.09	Capital Stock of Verticalnet	38

4.10	Compliance with Law	39

ARTICLE 5.	COVENANTS	39

5.01	Cooperation	39

5.02	Publicity	39

5.03	Registration Statement	39

ii

5.04	Verticalnet Board Appointment	39

5.05	Reorganization Status	40

5.06	Verticalnet Shareholder Approval	40

5.07	Delivery of Financial Statements	40

5.08	Payment of B2e Transaction Expenses	40

5.09	Cooperation in Filing Tax Returns; Tax Allocations.	40

ARTICLE 6.	INDEMNIFICATION	42

6.01	General Indemnification by the Stockholders	42

6.02	Stockholders Indemnification Procedures	44

6.03	Withholding of Certain Payments	45

6.04	Exceptions to Limitations	45

6.05	Effect of Investigation or Knowledge	45

6.06	Payment of Indemnification Obligations; Set-Off Right	46

6.07	Stockholder Liability	46

6.08	Exclusive Remedy	46

ARTICLE 7.	GENERAL	46

7.01	Assignment and Binding Effect	46

7.02	Entire Agreement; Amendment; Waiver	46

7.03	Negotiated Agreement	46

7.04	Counterparts	47

7.05	Expenses	47

7.06	Notices	47

7.07	Arbitration	48

7.08	Pennsylvania Law to Govern; Jurisdiction; Waiver of Jury Trial	48

7.09	Severability	48

7.10	No Benefit to Others	48

7.11	Stockholders’ Representative	49

7.12	Disclosure Schedule	49

7.13	Other Remedies; Specific Performance	49

iii

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is made and entered into this 16th day of July, 2004, by and among Verticalnet, Inc., a Pennsylvania corporation (“Verticalnet”), Popcorn Acquisition Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Verticalnet (“Acquisition Sub”, and together with Verticalnet, the “Acquiring Parties”), and B2eMarkets, Inc., a Delaware corporation (“B2e”)(B2e and the Acquiring Parties are collectively the “Parties”).

Background

The respective Boards of Directors of B2e, Verticalnet and Acquisition Sub have approved a merger (the “Merger”) of B2e with and into Acquisition Sub in accordance with the Delaware General Corporation Law (the “DGCL”), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.06 to the holders of B2e’s equity securities.

The Parties intend for the Merger to qualify as reorganization for purposes of Section 368 of the Code and adopt this Agreement as a plan of reorganization.

Terms and Conditions

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.01 Definitions. For convenience, certain terms used in more than one Section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

“5/31 Balance Sheet” is defined in Section 3.06.

“Accounts Receivable” means, with respect to any Person, any (a) trade accounts receivable or notes receivable, (b) employee advances and (c) other miscellaneous receivables of such Person.

“Acquiring Parties” is defined above in the preamble.

“Acquisition Sub” is defined above in the preamble.

“Affiliate” means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person as well as any officers, directors and majority owned entities of that Person. The term “control” and phrases of similar import, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” is defined above in the preamble, and shall include each of the Schedules and Exhibits to this Agreement.

“Applicable Rate” is defined in Section 6.02.

“Assets” means with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, possessed or licensed by such Person.

“Audited Financial Statements” is defined in Section 3.06.

“B2e” is defined above in the preamble.

“B2e 401(k) Plan” means the B2eMarkets Employee 401(k) Plan.

“B2e Capital Stock” means the B2e Common Stock and B2e Preferred Stock, collectively.

“B2e Certificate of Incorporation” means the Ninth Amended and Restated Certificate of Incorporation of B2e.

“B2e Common Stock” means the Class A Common Stock and the Class B Common Stock.

“B2e Employee Plan” means any Benefit Plan which is or has been maintained, sponsored, contributed to, or required to be contributed to, by any B2e Group Member for the benefit of any Employee and for which any B2e Group Member otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate.

“B2e Financial Statements” is defined in Section 3.06.

“B2e Group” means B2e together with each of its Subsidiaries.

“B2e Group Member” means any member of B2e Group.

“B2e Options” is defined in Section 2.06(e).

“B2e Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“B2e Transaction Expenses” means any and all expenses for which any B2e Group Members are liable, or may become liable, with respect to the Transactions, including all accounting or legal expenses, brokers’ or finders’ fees, commissions, facilitation fees, and fees for advisory services of any nature including those expenses incurred directly post-Closing which are related to or result from the Transactions, including post-Closing director and officer liability insurance coverage, severance obligations which become payable to any B2e Group Member employees, directors, consultants and advisors in connection with the Transactions and the cash portion of B2e’s Chief Executive Officer’s incentive bonus pursuant to the agreement dated April 19, 2004 between B2e and its Chief Executive Officer. For purposes of this Agreement, B2e Transaction Expenses shall also include $360,000 of any payments due to FreeMarkets, Inc. in connection with the Transactions pursuant to that certain Settlement Agreement dated March 21, 2003 between B2e and FreeMarkets, Inc.

“B2e Warrants” is defined in Section 2.06(d).

“Benefit Plan” means any employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that provide benefits of economic value to any present or former employee, director or consultant, or present or former beneficiary, dependent or assignee of any such present or former employee, director or consultant.

“Business” means the entire business, operations and facilities of the B2e Group.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by Law or executive order to close.

“Certificate of Merger” is defined in Section 2.02.

“Certificates” is defined in Section 2.06(h).

“Charter Documents” means a Person’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating or limited liability company agreement, certificate of limited partnership, joint venture agreement or similar document governing such Person.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of B2e.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of B2e.

“Closing” is defined in Section 2.11.

“Closing Date” is defined in Section 2.11.

“Closing Date Average Price” means the average closing price of Verticalnet Common Stock on the Nasdaq SmallCap Market for the period of 90 consecutive calendar days ending on the trading day before the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Component” means any Software, Product, Custom Software or Database.

“Confidentiality Agreement” is defined in Section 3.12(g)(ii).

“Contingent Conversion Provision” is defined in Section 2.06(c).

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its Assets under any applicable Law.

“Copyrights” means all copyrights in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction throughout the world, and any renewals, modifications and extensions thereof.

“Court Order” means any judgment, order, decree, injunction or ruling of any Governmental Body that is binding on any Person or its Assets under applicable Law.

“Current Assets” means current assets as determined by GAAP.

“Current Liabilities” means current liabilities as determined by GAAP, which includes any severance obligations that have been incurred but unpaid prior to the Closing, less deferred revenue and less the B2e Transaction Expenses.

“Custom Software” means any computer software that has been developed or designed specifically for use in the Business.

“Database” means any data and other information recorded, stored, transmitted and retrieved in electronic form by a Product, whether located on any Product or archived in storage media of a type employed or used in conjunction with any Product.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would reasonably be expected to give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“DGCL” is defined in the Background Section.

“Disclosure Schedule” means the disclosure schedule of B2e containing information pursuant to Article 3 and other provisions hereof that has been identified as such and provided to Verticalnet on the date hereof.

“Dissenting Shares” is defined in Section 2.08.

“DOL” means the US Department of Labor.

“Effective Time” is defined in Section 2.02.

“Embedded Control” means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.

“Employee” means any employee of any B2e Group Member. For purposes of (a) the definitions of “B2e Employee Plan” and “International Employee Plan” and (b) Section 3.23, “Employee” means any current or former employee, consultant or director of any B2e Group Member.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other Contract between any B2e Group Member and any Employee.

“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any Assets or interest in any Assets, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Condition” is defined in Section 3.25.

“Environmental Law” means all Laws and Court Orders as well as any principles under common law in existence as of the Closing Date relating to pollution or protection of the environment or occupational health under which a Person may be held liable for the Release of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other Person under common control with any B2e Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FMLA” means the Family Medical Leave Act of 1993, as amended, and any rule or regulation promulgated thereunder.

“GAAP” means generally accepted US accounting principles.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” means any regulatory or administrative permits, licenses, registrations, certificates of occupancy, approvals and other regulatory and administrative authorizations of any Governmental Body.

“Hardware” means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.

“Hazardous Substances” means (a) any “hazardous substance” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as any of such Laws in clauses (a) through (d) may be amended from time to time, and (e) any regulated substance or waste under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any Governmental Body concerning protection of the environment.

“Identified Real Property” is defined in Section 3.11(b).

“Indemnified Party” is defined in Section 6.02(a).

“Intellectual Property” means any Copyrights, Patents, Trademarks, Internet domain names and Trade Secrets.

“Interim Balance Sheets” is defined in Section 3.06.

“Interim Balance Sheet Dates” is defined in Section 3.06.

“Interim Financial Statements” is defined in Section 3.06.

“International Employee Plan” means each B2e Employee Plan that has been adopted or maintained by any B2e Group Member or any Affiliate thereof, whether informally or formally, or with respect to which any B2e Group Member or any Affiliate thereof will or may have any Liability, which provides benefits to Employees who perform services outside the US.

“Key Personnel” means Orville Bailey, Ron Holtz, Richard Waugh, Seth Lucash, Luke Schneider and Laszlo Zeke, collectively.

“Knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter or that such individual would come to know such fact or other matter in the ordinary course of the performance of their employment or service to B2e or an Acquiring Party, respectively, (ii) in the case of each B2e Group Member, such B2e Group Member will be deemed to have “Knowledge” of a particular fact or other matter only if any of the Key Personnel or directors of B2e has Knowledge (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement, and (iii) in the case of the Acquiring Parties, they will be deemed to have “Knowledge” of a particular fact or other matter if Nate Lentz, Brent Habig, Gene Godick, Chris Kuhn, Dan Tiernan, John McNeill or Jim Wetikamp has Knowledge (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement.

“Law” means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Body as well as any applicable principle of common law.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, secured or unsecured, accrued or unaccrued, choate or inchoate, due or to become due, liquidated or unliquidated, known or unknown.

“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, or any prosecution, investigation or inquiry of any Governmental Body.

“Management Group” means the Key Personnel, collectively.

“Management Letter Agreements” means those letter agreements between B2e and each of Orville Bailey, Richard Waugh, Ron Holtz, Luke Schneider, Seth Lucash, Laszlo Zeke, Allen McArtor and Delta Airlines, Inc.

“Material Adverse Effect” means a change, event or effect that is materially adverse to the (i) assets, business or condition (financial or otherwise), properties, Liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators of a Person, or (ii) the right or ability to consummate the transactions contemplated hereby. Notwithstanding the above, the following shall not constitute a Material Adverse Effect: (i) any changes or effects which are substantially due to changes in the U.S. economy or financial markets generally, or (ii) any changes or effects which are substantially due to changes in the industry in which the Person and its subsidiaries operate that affect all Persons active in such industry substantially in the same manner and to the same extent.

“Merger” is defined above in the Background section.

“Merger Consideration” means the Note Consideration, subject to downward adjustment as set forth herein, and the Stock Consideration.

“Merger Consideration Adjustments” means the amount by which the value of the Merger Consideration shall be subject to downward adjustment (i) for the Working Capital Adjustment prepared in accordance with Section 2.13 and for the (ii) B2e Transaction Expenses pursuant to Section 2.12(b)(v).

“Merger Note” is defined in Section 2.06(a)(iii).

“Merger Note Proposal” is defined in Section 5.06.

“Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA.

“Note Consideration” is defined in Section 2.06(a)(iii).

“Off-the-Shelf Software” means any applications software that is licensed to any B2e Group Member by a third party in its standard, unmodified condition pursuant to a “shrinkwrap,” “clickwrap” or other standard license agreement for a one-time license fee of $10,000 or less.

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and (b) does not require authorization by the board of directors or any shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Parties” is defined above in the preamble.

“Patents” means all patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction throughout the world claiming priority therefrom.

“Pension Plan” means each B2e Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (a) liens for Taxes, assessments or similar charges not yet due and payable, (b) liens not yet due and payable of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business, and (c) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any Identified Real Property, in each case of record, visible upon a physical inspection of the Identified Real Property.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Post-Closing Tax Period” means any Tax period (or portion thereof) other than a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) the Closing Date, or ending before the Closing Date.

“Product” means any Software, Component or System, excluding Embedded Controls and Hardware, sold, licensed, distributed or marketed by any B2e Group Member in the operation of the Business as it is currently conducted and has been conducted during the 12 months prior to the date hereof.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the BSD License; and (h) the Apache License.

“Real Property” is defined in Section 3.11(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of even date hereof by and among Verticalnet and the Stockholders in substantially the same form as Exhibit A.

“Release” means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any B2e Group Member is or was a member.

“Required Consents” is defined in Section 3.05.

“SEC” is defined in Section 4.04.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Accumulated Dividends” has the meaning specified in the B2e Certificate of Incorporation.

“Series A Consideration Ratio” means the Series A Preferred Merger Consideration divided by the aggregate value of the Merger Consideration as of the Effective Time.

“Series A Liquidation Amount” has the meaning specified in the B2e Certificate of Incorporation.

“Series A Liquidation Preference Amount” means the sum of the Series A Accumulated Dividends plus the Series A Liquidation Amount.

“Series A Non-Voting Preferred Stock” means the Series A Non-Voting Preferred Stock, par value $0.01 per share, of B2e.

“Series A Preferred Merger Consideration” means the aggregate value of the Merger Consideration as of the Effective Time less the Series B Preferred Merger Consideration.

“Series A Preferred Stock” means the Series A Non-Voting Preferred Stock and the Series A Voting Preferred Stock.

“Series A Voting Preferred Stock” means the Series A Voting Preferred Stock, par value $0.01 per share, of B2e.

“Series B Accumulated Dividends” has the meaning specified in the B2e Certificate of Incorporation.

“Series B Consideration Ratio” means the Series B Preferred Merger Consideration divided by the aggregate value of the Merger Consideration as of the Effective Time.

“Series B Liquidation Amount” has the meaning specified in the B2e Certificate of Incorporation.

“Series B Liquidation Preference Amount” means the sum of the Series B Accumulated Dividends plus the Series B Liquidation Amount.

“Series B Non-Voting Preferred Stock” means the Series B Non-Voting Preferred Stock, par value $0.01 per share, of B2e.

“Series B Preferred Merger Consideration” means the Series B Liquidation Preference Amount.

“Series B Preferred Stock” means the Series B Non-Voting Preferred Stock and the Series B Voting Preferred Stock.

“Series B Voting Preferred Stock” means the Series B Voting Preferred Stock, par value $0.01 per share, of B2e.

“Significant Customers” is defined in Section 3.15(a).

“Significant Suppliers” is defined in Section 3.15(a).

“Software” means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software and Off-the-Shelf Software.

“Stock Consideration” is defined in Section 2.06(a)(i)

“Stock Option Plan” means the B2eMarkets, Inc. 2003 Stock Incentive Plan (the “2003 Incentive Plan”) and the B2eMarkets, Inc. 1999 Long-Term Incentive Plan (the “1999 Incentive Plan”).

“Stockholders” means the holders of record of shares of B2e Preferred Stock outstanding as of the Effective Time.

“Stockholder’s Certificate” means a Stockholder’s Certificate delivered to Verticalnet in the form attached hereto as Exhibit B.

“Stockholder Documents” is defined in Section 2.09(a).

“Stockholders’ Representative” is defined in Section 7.11.

“Subsidiary” is defined in Section 3.04(a).

“Surviving Corporation” is defined in Section 2.01.

“System” means any combination of Software, Custom Software or Database.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign tax and similar governmental charges, fees, levies, and assessments, including without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, bulk sales, registration, value added, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means all proprietary know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, or computer source code, owned, used or licensed by any B2e Group Member.

“Trademarks” means trademarks, service marks, trademark and service mark applications, trade names, logos, brand names, certification marks, trade dress, goodwill associated with the foregoing, and all registrations in any jurisdictions throughout the world of, and all applications in any jurisdiction throughout the world to register, the foregoing, including any extension, modification or renewal of any such registration or application thereto.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Merger Note, the New Employment Agreements, the Registration Rights Agreement, the Stockholder Documents and all other documents executed in connection with any of the foregoing.

“Transactions” means the Merger and the other transactions contemplated by any of the Transaction Documents.

“Transfer Taxes” is defined in Section 5.09(f).

“US” means the United States of America.

“Unbilled Fees” mean amounts earned by a B2e Group Member but not yet invoiced to the client, shown on the balance sheet in accordance with GAAP.

“Verticalnet” is defined above in the preamble.

“Verticalnet Common Stock” means the common stock, par value $0.01 per share, of Verticalnet.

“Working Capital” means Current Assets less the sum of (a) Current Liabilities, (b) the cost of replacing any licenses from any vendor from whom consent to the transfer of such license pursuant to the Merger was not delivered in writing to Verticalnet prior to the Closing as indicated on Section 3.05(b) of the Disclosure Schedule (a “Cancelled License”) and (c) the amount of any prepaid maintenance fees that are written-off in connection with a Cancelled License, provided that with respect to the costs and amounts in clauses (b) and (c) above, such costs and amounts shall be deemed to be incurred as of the Closing.

“Working Capital Adjustment” shall mean the amount by which the Working Capital set forth on the Working Capital Statement shall be less than the Working Capital Minimum.

“Working Capital Minimum” means, with respect to B2e at the time of Closing, Working Capital of not less than a $400,000 deficit.

“Working Capital Statement” means a calculation of the Working Capital as of Closing to be prepared by Verticalnet in accordance with GAAP, consistently applied, and B2e’s previously prepared financial statements and in accordance with the procedures set forth on Section 2.13.

1.02 Valuation. Unless otherwise stated herein, for the purposes of computing the value of shares of Verticalnet Common Stock hereunder, each share of Verticalnet Common Stock shall be deemed to have a value equal to the Closing Date Average Closing Price.

1.03 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder,” “hereof” and “herein” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be reasonably satisfied.

1.04 Headings. The Article and Section references and other headings contained herein are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE 2.

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, B2e shall be merged with and into Acquisition Sub at the Effective Time. Acquisition Sub shall be the surviving corporation of the Merger (the “Surviving Corporation”), initially under the name “B2eMarkets, Inc.,” and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of B2e shall cease.

2.02 Effective Time. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”), as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger (the “Effective Time”).

2.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the Certificate of Merger.

2.04 Certificate of Incorporation and Bylaws. The form of certificate of incorporation attached to the Certificate of Merger shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof. The bylaws of Acquisition Sub shall be the bylaws of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof.

2.05 Directors and Officers. The initial directors and the initial officers of the Surviving Corporation at the Effective Time shall be the individuals specified in Schedule 2.05.

2.06 Conversion of Securities.

(a) Each share of B2e Preferred Stock (including each share of B2e Preferred Stock issued upon conversion or exercise of outstanding B2e Options, B2e Warrants and any other security directly or indirectly convertible into or exercisable for shares of B2e Preferred Stock) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Verticalnet, Acquisition Sub, B2e or the holder thereof, be converted into the right to receive the Merger Consideration as follows:

(i) With regard to each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, a number of shares of Verticalnet Common Stock equal to the quotient obtained by dividing (A) the product of (i) 5,100,000 shares of Verticalnet Common Stock (the “Stock Consideration”) multiplied by (ii) the Series B Consideration Ratio, by (B) the total number of shares of Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time;

(ii) With regard to each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, a number of shares of Verticalnet Common Stock equal to the quotient obtained by dividing (A) the product of (i) the Stock Consideration multiplied by (ii) the Series A Consideration Ratio, by (B) the total number of shares of Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; and

(iii) For the benefit of the holders of the Series A Preferred Stock and the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, based on the Series A Consideration Ratio and the Series B Consideration Ratio, respectively, cash equal to the quotient obtained by dividing (A) the difference of (1) the product of (a) 3,900,000 shares of Verticalnet Common Stock multiplied by (b) an amount equal to a 25% premium to the Closing Date Average Price, minus (2) the B2e Transaction Expenses paid by Verticalnet at Closing (the “Note Consideration”), by (B) the total number of shares of Series A Preferred Stock and Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time, which shall be payable through the issuance of a promissory note from Verticalnet to the Stockholders’ Representative in an aggregate principal amount equal to the Note Consideration bearing interest at eight percent per annum in substantially the form attached hereto as Exhibit D (the “Merger Note”).

(b) The value of the Merger Consideration shall be subject to downward adjustment only for the Working Capital Adjustment prepared in accordance with Section 2.13. The Working Capital Adjustment shall reduce the principal amount payable by Verticalnet under the Merger Note on a dollar-for-dollar basis. Any amounts payable by Verticalnet under the Merger Note which are reduced pursuant to this Section 2.06 shall be considered cancelled and shall no longer be due or payable by Verticalnet under the Merger Note.

(c) The Merger Note shall provide that at the option of either Verticalnet or the Stockholders’ Representative, the Merger Note may be converted into shares of Verticalnet Common Stock at a conversion price per share equal to a 25% premium to the Closing Date Average Price (the “Contingent Conversion Provision”); provided, however, that the option to choose the Contingent Conversion Provision shall not be effective unless and until Verticalnet’s shareholders have approved the Contingent Conversion Provision in accordance with applicable Law and the rules and regulations of the Nasdaq Stock Market. If the Contingent Conversion Provision is exercised, a number of shares of Verticalnet Common Stock (the “Escrow Shares”) equal to the quotient of (i) the difference of (A) ten percent of the Merger Consideration minus (B) the aggregate amount set-off under this Merger Note to cover any indemnification claims of the Indemnified Parties under this Agreement, divided by (ii) a conversion price per share equal to a 25% premium to the Closing Date Average Price. The Escrow Shares shall be deposited with an escrow agent mutually acceptable to Verticalnet and the Stockholders’

Representative to be held by such escrow agent as security for indemnification claims of the Indemnified Parties under this Agreement until the nine month anniversary of the Closing Date (unless distributed earlier to pay such indemnification claims) pursuant to a mutually acceptable escrow agreement. The escrow agreement shall contain a provision substantially in the form attached hereto as Appendix A.

(d) At or immediately prior to the Effective Time, all unexercised warrants to purchase shares of B2e Capital Stock outstanding (the “B2e Warrants”) shall be canceled and terminated, and each B2e Warrant shall cease to represent a right to acquire B2e Capital Stock. B2e shall provide each holder of a B2e Warrant with written notice notifying them that such holder’s B2e Warrant will be cancelled if not immediately exercised by such holder prior to the Effective Time. To the extent that consent from any holder of a B2e Warrant is required under the terms of any B2e Warrant in order to terminate such B2e Warrant in accordance with this Section 2.06(d), B2e shall obtain such consent prior to the Effective Time. Neither Verticalnet nor the Surviving Corporation shall assume any B2e Warrants after the Merger.

(e) At or immediately prior to the Effective Time, all unexercised options to purchase shares of B2e Capital Stock (whether or not vested) outstanding (the “B2e Options”) shall be canceled and terminated, and each B2e Option shall cease to represent a right to acquire B2e Capital Stock. To the extent that consent from any holder of a B2e Option is required under the terms of the Stock Option Plan or any B2e Option in order to cancel such B2e Option in accordance with this Section 2.06(e), B2e shall obtain such consent prior to the Effective Time. Neither Verticalnet nor the Surviving Corporation shall assume any B2e Option after the Merger.

(f) In the event any certificates evidencing shares of B2e Preferred Stock shall have been lost, stolen or destroyed, Verticalnet shall issue certificates representing that number of shares of Stock Consideration in exchange for such lost, stolen or destroyed certificates as such lost, stolen or destroyed certificates would entitle the Stockholder to receive under Section 2.06, upon the making of an affidavit of that fact by the Stockholder; provided, however, that Verticalnet may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the Stockholder, in such case, to provide an indemnity or deliver a bond in such sum as it may reasonably direct as security against any claim that may be made against Verticalnet with respect to such certificates alleged to have been lost, stolen or destroyed.

(g) At the Effective Time all shares of B2e Common Stock shall be cancelled and no longer deemed to be outstanding and no shares of Verticalnet Common Stock or any other security or cash shall be issuable in connection therewith.

(h) Until surrendered in accordance with the provisions of Section 2.09, each share of B2e Preferred Stock outstanding immediately prior to the Effective Time and the certificates representing such shares (“Certificates”) shall, after the Effective Time, represent for all purposes, only the right to receive that portion of the Merger Consideration that such share of B2e Preferred Stock would entitle the holder thereof to receive hereunder. Any shares of B2e Capital Stock held in the treasury of B2e shall be canceled.

(i) No fractional shares of Verticalnet Common Stock shall be issued in the Merger. All fractional shares of Verticalnet Common Stock that a Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of Verticalnet Common Stock results from such aggregation, the Stockholder shall be entitled to receive, in lieu thereof, an amount in cash equal to the value thereof as of the Closing Date determined in accordance with Section 1.02.

(j) All shares of Verticalnet Common Stock deliverable to any Stockholder under this Section 2.06 shall be subject to the terms of the Registration Rights Agreement and the Stockholder’s agreement to be bound by the terms thereof is a condition to the issuance of such shares.

2.07 Conversion of Acquisition Sub Capital Stock. Each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Verticalnet, Acquisition Sub or B2e, be converted into one share of common stock of the Surviving Corporation.

2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, those shares of B2e Capital Stock issued and outstanding immediately prior to the Effective Time that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL, and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Merger Consideration without any interest thereon, pursuant to the terms of Section 2.06.

2.09 Delivery of Merger Consideration.

(a) At and after the Effective Time, each Stockholder shall deliver the Certificates, duly endorsed in blank or stock powers duly executed in blank, along with a duly executed Stockholder’s Certificate (such documents together with a duly executed counterpart signature page to the Registration Rights Agreement, collectively, being the “Stockholder Documents”), to Verticalnet or its designated agent. As to each Stockholder or any other B2e stockholder who does not surrender the same at the Closing, the Surviving Corporation shall transmit a letter of transmittal to such stockholder providing for delivery to Verticalnet of the Stockholder Documents.

(b) Promptly after receipt of the appropriate Stockholder Documents, Verticalnet shall deliver or caused to be delivered to such stockholder the Stock Consideration to which such stockholder is entitled under Section 2.06. Promptly after receipt of completed Stockholder Documents from all of the Stockholders, Verticalnet shall deliver the Merger Note duly executed by Verticalnet to Stockholders’ Representatives.

2.10 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of B2e Capital Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or any other securities of B2e are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 2. As of the Effective Time, the stock ledger of B2e shall be closed.

2.11 Closing. The consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 on the date of execution and delivery of this Agreement, or at such other place and date as Verticalnet and B2e may mutually agree. The date of the Closing is sometimes herein referred to as the “Closing Date.”

2.12 Closing Deliveries. At the Closing:

(a) B2e shall deliver or cause to be delivered to Verticalnet the following:

(i) a certificate of the Secretary of B2e, in form and substance satisfactory to Verticalnet and its counsel, regarding B2e’s Charter Documents, good standing, all board and stockholder resolutions relating to the Transactions contemplated by this Agreement and the incumbency of B2e’s officers;

(ii) letters of resignation in the name of and executed by (A) each member of each B2e Group Member’s Board of Directors resigning his or her position as a director of such B2e Group Member effective as of the Closing Date, and (B) each of Ronald Holtz and Richard Waugh resigning his position as an officer of B2e effective as of the Closing Date, in each case, except as otherwise agreed to by the Parties;

(iii) duly executed counterparts to each of the Transaction Documents to which B2e is a party;

(iv) bank account signature cards for each account of each B2e Group Member;

(v) the Required Consents;

(vi) all corporate, minute and stock records of each B2e Group Member, which delivery requirement shall be deemed satisfied if B2e makes such items available to Verticalnet by leaving them in the offices of B2e at the Closing;

(vii) duly executed counterparts to employment agreements, each substantially in the same form as Exhibit E (“New Employment Agreements”), entered into on or prior to the date hereof, by B2e and each of Orville Bailey, Lucas Schneider, Seth Lucash and Laszlo Zeke;

(viii) counterparts to each of the Transaction Documents duly executed by the Stockholders to which any such Stockholder is a party;

(ix) unaudited consolidated financial statements for (A) the six-month period ending June 30, 2004 and the three-month period ended March 31, 2004, and (B) the six-month period ended June 30, 2003 for inclusion in a Form 8-K to be filed with the SEC by Verticalnet with respect to the Merger as required by the Exchange Act;

(x) evidence satisfactory to Verticalnet that B2e has amended the B2e 401(k) Plan prior to the date of Closing, which amendment shall provide that employees of Verticalnet and its subsidiaries prior to the Closing Date shall not be automatically deemed to be eligible to participate in the B2e 401(k) Plan for any period after the Closing Date; and

(xi) a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.

(b) Verticalnet shall deliver the following:

(i) irrevocable instructions to its transfer agent to deliver the Stock Consideration deliverable in respect of each B2e stockholder who has executed and delivered the applicable Stockholder Documents;

(ii) to the Stockholders’ Representative, a certificate of Verticalnet’s Secretary, in form and substance satisfactory to the Stockholders and their counsel, regarding

Verticalnet’s articles of incorporation, bylaws, good standing, all board resolutions relating to the Transactions contemplated by this Agreement and the incumbency of certain of Verticalnet’s officers;

(iii) to the Stockholders’ Representative, duly executed counterparts to each of the Transaction Documents (except the Merger Note) to which Verticalnet is a party;

(iv) the New Employment Agreements to the counterparties thereto; and

(v) to all parties to whom B2e Transaction Expenses as set forth on Section 3.31 of the Disclosure Schedule, payment in full of all such B2e Transaction Expenses; provided, however, that Verticalnet shall pay the certain B2e Transaction Expenses set forth on Schedule 2.12(b)(v) as set forth therein. Verticalnet shall, after such payments have been made, have the right to set-off such amount against the amounts payable by Verticalnet under the Merger Note on a dollar-for-dollar basis. Any amounts payable by Verticalnet under the Merger Note which are set-off pursuant to this paragraph shall be deemed cancelled and shall no longer be due or payable by Verticalnet under the Merger Note.

(c) Each member of the Management Group shall deliver a duly executed Non-Competition and Non-Solicitation Agreement, the form of which is attached as Exhibit F.

(d) Each member of Verticalnet’s Board of Directors that holds voting power with respect to shares of Verticalnet Common Stock and each of Nate Lentz, Brent Habig and Chris Kuhn shall deliver proxies to the Stockholder’s Representative with respect to the shares of Verticalnet Common Stock over which such persons hold voting power to vote such shares of Verticalnet Common Stock in favor of the Merger Note Proposal.

(e) B2e shall provide all information available to B2e which is required to calculate the Merger Consideration Adjustments.

(f) B2e shall have provided Verticalnet all information required by Verticalnet to allow Verticalnet to pay all B2e Transaction Expenses in accordance with Section 2.12(b)(v).

(g) B2e shall file with the Secretary of State of Delaware a duly executed and certified Certificate of Merger, as required by the DGCL, and the Parties shall take all such other and further actions as may be required by Law to make the Merger effective upon the terms and subject to the conditions hereof.

2.13 Working Capital Adjustment.

(a) Within 45 days after the Closing, Verticalnet shall deliver the Working Capital Statement to the Stockholders’ Representative and notice of whether the Working Capital Statement provides for a reduction of the Merger Consideration. If such notice is given, Verticalnet shall simultaneously provide detailed schedules, and any additional information as reasonably requested by the Stockholders’ Representative, to support such Working Capital Statement. Within 20 days after the Stockholders’ Representative’s receipt of the Working Capital Statement, or, in the alternative, within 20 days after the final resolution of any dispute of the Working Capital Statement, the principal amount of the Merger Note shall be automatically reduced by the amount, if any, of the Working Capital Adjustment.

(b) The Stockholders’ Representative may dispute the Working Capital Adjustment in the following manner. Within 10 days after the Stockholders’ Representative’s receipt of the Working Capital Statement, the Stockholders’ Representative shall give Verticalnet notice of its disagreement with the Working Capital Statement (the “Working Capital Dispute Notice”), and such notice shall specify in detail the nature of the disagreement. During the 20 days after the day on which any Working Capital Dispute Notice is given, Verticalnet and the Stockholders’ Representative shall attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Stockholders’ Representative shall refer the matter to a firm of certified independent accountants that is approved by Verticalnet (the “Second Firm”), and request the Second Firm to determine the Working Capital of B2e as of the Closing (the “Independent Working Capital Valuation”). The Stockholders’ Representative and Verticalnet shall be entitled to have their respective independent accountants or other representatives observe the Second Firm’s methods of calculation and other activities in determining the Independent Working Capital Valuation. The Stockholders’ Representative shall give Verticalnet prompt notice of the results of the Independent Working Capital Valuation. The Independent Working Capital Valuation determined by the Second Firm shall be the final and binding Working Capital for the purposes of determining any Working Capital Adjustment. The Stockholders’ Representative shall pay the fees and expenses of the Second Firm with respect to the Independent Working Capital Valuation unless the Independent Working Capital Valuation changes the amount of the Working Capital as determined by Verticalnet by more than 15%, in which case Verticalnet shall pay such fees and expenses.

Any rights accruing to any Party under this Section 2.13 shall be in addition to and independent of the rights to indemnification under Article 6 and any payments made to any Party under this Section 2.13 shall not be subject to the requirements of Article 6.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF B2E

As of the date of this Agreement, B2e hereby represents and warrants to each of the Acquiring Parties as follows:

3.01 Due Organization. Each B2e Group Member is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Section 3.01 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which any B2e Group Member is authorized or qualified to do business as a foreign corporation and (b) a list of all the officers and directors of each B2e Group Member. Each B2e Group Member is in good standing in all jurisdictions where the failure to be in good standing is reasonably likely to have a Material Adverse Effect. B2e has delivered to Verticalnet true, complete and correct copies of the Charter Documents of each B2e Group Member, as amended through the date hereof. No B2e Group Member is in violation of any its Charter Documents.

3.02 Authorization; Validity. Each B2e Group Member has the corporate power, authority and legal right to execute and deliver this Agreement and any other Transaction Document to which such B2e Group Member is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by B2e and the performance of its obligations hereunder have been duly authorized by all necessary corporate and stockholder action. This Agreement and any other Transaction Document to which any B2E Group Member is a party has been duly executed and delivered by a duly authorized officer of such B2e Group Member, and this Agreement and any other Transaction Document to which any B2e Group Member is a party constitutes the legal, valid and binding obligations of such B2e Group Member enforceable against such B2e Group Member in accordance with its terms.

3.03 Capital Stock of B2e; Stockholders.

(a) Immediately prior to the Closing, the authorized capital stock of B2e consists of (i) 66,788,048 shares of B2e Common Stock, of which, 33,394,024 shares are designated Class A Voting

Common Stock, and 33,394,024 shares are designated Class B Non-Voting Common Stock; 2,363,271 shares of Class A Voting Common Stock are issued and outstanding and no shares of Class B Common Stock are issued or outstanding, and (ii) 55,833,020 shares of B2e Preferred Stock, 24,809,501 shares of which are designated Series A Voting Preferred Stock, 21,832,452 of which are issued and outstanding; 24,809,501 shares of which are designated Series A Non-Voting Preferred Stock, none of which is issued or outstanding; 3,107,009 shares of which are designated Series B Voting Preferred Stock, 2,624,531 shares of which are issued and outstanding, and 3,107,009 shares of which are designated Series B Non-Voting Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of B2e Capital Stock are owned of record by the Persons set forth in Section 3.03(a) of the Disclosure Schedule in the respective amounts set forth thereon. A true and correct listing of the addresses of all holders of B2e Capital Stock is also set forth in Section 3.03(a) of the Disclosure Schedule.

(b) There are currently outstanding B2e Options to purchase 3,085,166 shares of Class A Common Stock and 124,220 shares of Series A Voting Preferred Stock, each of which was granted under the Stock Option Plan. The holders of all options to purchase the Class A Common Stock and the Series A Voting Preferred Stock, and each such holder’s country of residence, together with the number of shares of B2e Preferred Stock subject to such B2e Options and information regarding the exercise price and vesting schedule applicable to such B2e Options, is set forth in Section 3.03(b) of the Disclosure Schedule.

(c) There are currently outstanding B2e Warrants to purchase 14,917 shares of Series A Voting Preferred Stock and 221,000 shares of Class A Common Stock. There are also currently outstanding B2e Options to purchase 1,386 shares of Series A Voting Preferred Stock and 108,600 shares of Class A Common Stock granted to consultants of B2e which were not granted under the Stock Option Plan (the “Non-Plan Options”). The holders of all B2e Warrants and Non-Plan Options, each such holder’s country of residence, the number of shares of B2e Preferred Stock or B2e Common Stock subject to such B2e Warrants and Non-Plan Options and the exercise price applicable to such B2e Warrants and Non-Plan Options, is set forth in Section 3.03(c) of the Disclosure Schedule.

(d) Except as set forth in Section 3.03(b) and (c) of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from B2e any shares of B2e Capital Stock. Except for B2e Options, B2e Warrants and as set forth on Section 3.03(b), (c) and (d) of the Disclosure Schedule, no shares of B2e Capital Stock are reserved for issuance on the date hereof.

(e) All actions necessary have been taken to cause the termination of all outstanding B2e Warrants and B2e Options prior to the Effective Time. After giving effect to termination of all outstanding B2e Warrants and B2e Options pursuant to Sections 2.06(d) and (e), respectively, there will be no warrants or options to purchase shares of B2e Capital Stock.

(f) All outstanding shares of B2e Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of B2e, all Contracts binding upon B2e and all applicable Laws, including federal, state and foreign securities Laws.

(g) Other than as set forth herein, no B2e Group Member currently has any outstanding vote, plan or pending proposal involving any merger or consolidation of any B2e Group Member with or into any other Person, any sale of B2e Capital Stock or any sale of Assets of any B2e Group Member.

(h) Except as set forth in Section 3.03(h) of the Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any B2e Capital Stock.

(i) The Merger Consideration shall be payable to the Stockholders in accordance with Section 3.03(i) of the Disclosure Schedule.

3.04 Subsidiaries; Interest in Other Entities.

(a) Set forth in Section 3.04(a) of the Disclosure Schedule is a true, correct and complete list of the subsidiaries of B2e (each a “Subsidiary”, and collectively the “Subsidiaries”) and each B2e Group Member identified therein is the lawful record and beneficial owner of all of the issued and outstanding shares of capital stock of each Subsidiary listed opposite its name, free and clear of all Encumbrances.

(b) The issued and outstanding capital stock of each Subsidiary is listed in Section 3.04(b) of the Disclosure Schedule. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon B2e or such Subsidiary and were issued in compliance with all applicable Charter Documents of the Subsidiary and all applicable Laws, including federal, state and foreign securities Laws. There are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from any Subsidiary any shares of, or any securities convertible into, the capital stock of any Subsidiary.

(c) Except as listed in Section 3.04(c) of the Disclosure Schedule, B2e owns no equity security of any Person other than the Subsidiaries and has no other ownership or other investment interest, either of record, beneficially or equitably, in any Person, except for bank, checking and money market accounts and other cash equivalent investments.

3.05 No Conflicts.

(a) Except for the items set forth in Section 3.05(a) of the Disclosure Schedule (the “Required Consents”), the execution and delivery of this Agreement and the other Transaction Documents by B2e and the performance of B2e’s obligations hereunder and thereunder do not, and could not reasonably be expected to, constitute a Default under (a) any Law or Court Order to which any B2e Group Member is subject or (b) the Charter Documents of any B2e Group Member, or the terms of any securities issued by any B2e Group Member; nor does or could such execution, delivery or performance, conflict with or result in a Default under any term, condition or provision of any Contract, indenture, plan or Governmental Permit to which any B2e Group Member is a party, by which any B2e Group Member may have rights or by which any of the Assets of any B2e Group Member may be bound or affected, or give any party with rights thereunder the right to receive notice of the Transactions, terminate, modify, accelerate or otherwise change the existing rights or obligations of any B2e Group Member thereunder.

(b) Except for the Required Consents set forth on Section 3.05(b) of the Disclosure Schedule, all Required Consents have been obtained by B2e and have been delivered to Verticalnet prior to the Closing.

3.06 Financial Statements; Books of Account. Section 3.06 of the Disclosure Schedule includes (a) true, complete and correct copies of B2e’s audited consolidated balance sheets as of December 31, 2002 and audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended and true, complete and correct copies of B2e’s draft consolidated balance sheets as of December 31, 2003 and consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, for which B2e’ auditors will issue as audited statements without further adjustment in accordance with Section 5.07 (collectively, the “Audited Financial Statements”); (b) true, complete and correct copies of B2e’s unaudited consolidated balance sheets as of March 31, 2004 and June 30, 2004 (the “Interim Balance Sheets”; and the date thereof, the “Interim Balance Sheet Dates”) and consolidated statements of operations and cash flows for the 3-month and 6-month periods then ended (such income and cash flow statements, together with the Interim Balance Sheet, the “Interim Financial Statements”); and (c) a true, correct and complete copy of B2e’s unaudited consolidated balance sheet as of May 31, 2004 (the “5/31 Balance Sheet” and, collectively with the Audited Financial Statements and the Interim Financial Statements, the “B2e Financial Statements”). The B2e Financial Statements have been prepared in accordance with GAAP, subject to, in the case of the Interim Financial Statements and the 5/31 Balance Sheet, the omission of footnote information. B2e Financial Statements present fairly in all material respects the financial position of B2e as of the dates thereof and, in the case of the Audited Financial Statements and the Interim Financial Statements, the results of its operations and cash flows for the periods then ended, in each case in accordance with GAAP, except for, in the case of Interim Financial Statements and the 5/31 Balance Sheet, the omission of footnote information. The books of account, including all ancillary work papers, of each B2e Group Member reflect in all material respects all of its items of income and expense, and all of its Assets and Liabilities, required to be reflected therein in accordance with GAAP.

3.07 Accounts Receivable and Accounts Payable.

(a) All Accounts Receivable of the B2e Group represent valid obligations arising from sales actually made or services actually performed by a B2e Group Member in the ordinary course and are not subject to defenses, set-offs or counterclaims. All Accounts Receivable of the B2e Group are pursuant to their terms collectible within 90 days of the date they are booked, net of the reserve shown on the 5/31 Balance Sheet (which reserve is calculated consistent with past practice). Section 3.07(a) of the Disclosure Schedule sets forth a true and correct aging of the Accounts Receivable shown on the 5/31 Balance Sheet.

(b) All accounts payable are reflected on the 5/31 Balance Sheet. There is no dispute or claim with any account creditor of any such account payable that could result in any such accounts payable being due in greater than its recorded amount, other than ordinary course late fees, except as may be reserved in the 5/31 Balance Sheet. Section 3.07(b) of the Disclosure Schedule sets forth a true and correct aging of the accounts payable set forth on the 5/31 Balance Sheet.

(c) All Unbilled Fees that are reflected on the 5/31 Balance Sheet have been acquired or have arisen only in the ordinary course and are not subject to defenses, set-offs or counterclaims. There is no reason to believe such Unbilled Fees are not collectible net of a reserve as reflected in the 5/31 Balance Sheet (which reserve is calculated consistent with past practice). Section 3.07(c) of the Disclosure Schedule sets forth a true and correct schedule of the Unbilled Fees set forth in the 5/31 Balance Sheet.

3.08 No Undisclosed Liabilities. Except as set forth in Section 3.08 of the Disclosure Schedule, no B2e Group Member has any Liabilities, except:

(a) Liabilities pursuant to the terms of a Transaction Document;

(b) those Liabilities set forth on the 5/31 Balance Sheet and not heretofore paid or discharged;

(c) Liabilities incurred in the ordinary course since the date of the 5/31 Balance Sheet that are of a type that would appear on a balance sheet of B2e Group Members as of the date hereof and which do not arise from breach of contract, breach of warranty, tort or infringement; and

(d) other Liabilities that are not material in character or amount and in any event do not exceed $25,000 in the aggregate.

3.09 Existing Conditions. Except as disclosed in Section 3.09 of the Disclosure Schedule, since the date of the 5/31 Balance Sheet, no B2e Group Member has:

(a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(b) discharged or satisfied any Encumbrance, or paid any Liabilities, other than in the ordinary course, or failed to pay or discharge when due any Liabilities;

(c) sold, assigned or transferred or agreed to sell, assign or transfer any of its Assets (other than fixed assets which in the aggregate have a value not greater than $15,000) except in the ordinary course;

(d) incurred, issued, assumed or guaranteed any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance other than (i) Permitted Liens with respect to any of its Assets and (ii) other indebtedness incurred in the ordinary course;

(e) made or suffered any amendment or termination of any material Contract, to which it is a party or by which it is or any of its Assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, whether or not in the ordinary course;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) adversely affecting the Business or (ii) of any item carried on its books of account at more than $15,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations;

(g) suffered any Material Adverse Effect;

(h) made any capital expenditures or capital additions or betterments, except such as may be involved in the ordinary repair, maintenance and replacement of its Assets, in excess of $15,000 in the aggregate;

(i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees or stockholders, or made any increase in, or any addition to, other benefits to which any of its Employees may be entitled;

(j) made any payment to any stockholder with respect to any indebtedness owed to any stockholder;

(k) entered into transactions or agreements, other than in the ordinary course, which in the aggregate provide for payments greater than $15,000; or

(l) changed its accounting or Tax methods or practices, or made or entered into any election, agreement or arrangement with respect to Taxes.

3.10 Assets.

(a) Except those items disclosed in Section 3.10(a) of the Disclosure Schedule, each B2e Group Member has good, valid and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets, including, all of the Assets reflected on the Interim Balance Sheets and those acquired since the date of the 5/31 Balance Sheet (except in each case for Assets sold or otherwise disposed of since the date of the 5/31 Balance Sheet in the ordinary course), free and clear of all Encumbrances, other than Permitted Liens. The Assets of the B2e Group constitute all Assets material to or necessary to conduct the operation of the Business as conducted by B2e Group Members for the previous 12 months.

(b) All facilities, vehicles, machinery, equipment and other items of tangible personal property, carried on the books of account of any B2e Group Member at a value of $10,000 or more (i) are listed in Section 3.10(b) of the Disclosure Schedule specifying its original cost and estimated net book value, (ii) are in good operating condition and repair, subject to normal wear and tear, (iii) are useable in the regular and ordinary course and (iv) conform to all applicable Laws, relating to their construction, use, operation or maintenance. No Person other than any B2e Group Member owns any vehicles, equipment or other tangible Assets situated on the premises which any B2e Group Member owns or leases, or which are necessary to the operation of the Business, except for (x) leased items disclosed in Section 3.10(b) of the Disclosure Schedule, (y) items with a value less than $10,000 and (z) items owned by third parties subleasing a portion of such premises and located in such subleased portion of the premises, provided that such items owned by third parties are not necessary to the operation of the Business.

3.11 Real Property.

(a) For purposes of this Agreement, “Real Property” means all interests in land and buildings, structures and other improvements thereon.

(b) No B2e Group Member has ever held fee ownership of any Real Property. Section 3.11(b) of the Disclosure Schedule contains a complete and accurate description of all Real Property leased by any B2e Group Member and sets forth the identity of the lessor, the rents payable through the term of the lease, and the term of the lease. The Real Property listed in Section 3.11(b) of the Disclosure Schedule (the “Identified Real Property”) includes all interests in Real Property necessary to conduct the Business as currently conducted.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule:

(i) each B2e Group Member has valid and subsisting leasehold interest in the Identified Real Property leased by it;

(ii) all structural, mechanical and other physical systems thereof that constitute part of the Identified Real Property leased by any B2e Group Member are free of defects, in good operating condition and repair and fit for the particular purpose for which they are used (A) if the maintenance of such structural, mechanical and other physical systems is the responsibility of B2e under the lease pursuant to which B2e occupies such property, in which case B2e has performed all maintenance required under such lease, or (B) if the maintenance of such structural, mechanical and other physical systems is the responsibility of the lessor, subject to appropriate requirements for such lessor to maintain such structural, mechanical and other physical systems;

(iii) each B2e Group Member’s present and currently proposed use of the Identified Real Property complies with all applicable Laws, Court Orders, Governmental Permits, or restrictions of any Governmental Body having jurisdiction over any portion of the Identified Real Property and the terms of any Contract under which it is leased. Each B2e Group Member has obtained, or if the responsibility of the lessor, to the Knowledge of B2e, the lessor has obtained, all permits and authorizations in any manner related to the Identified Real Property and all other approvals of any Governmental Body (including, certificates of use and occupancy, licenses and permits) required in connection with the use of the Identified Real Property;

(iv) to the Knowledge of B2e, no portion of the Identified Real Property has suffered any damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition;

(v) there are no parties other than a B2e Group Member in possession of any of the Identified Real Property or any portion thereof leased by a B2e Group Member, there are no leases, subleases, co-location agreements, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Identified Real Property;

(vi) there are no service Contracts relating to the use or operation of the Identified Real Property to which any B2e Group member is a party; and

(vii) all Contracts pursuant to which any B2e Group Member has obtained the right to use any Identified Real Property are in good standing, valid and effective in accordance with their respective terms, and there is no Default under any of such Contracts.

3.12 Intellectual Property and Products.

(a) Intellectual Property of the Business.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property, other than Trade Secrets, owned by the B2e Group, in the groupings and further information required by Sections 3.12(b), (c) and (d).

(ii) Section 3.12(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all of the material third party Intellectual Property, other than Trade Secrets, which the B2e Group currently licenses or is currently used in connection with the conduct of the Business (other than Off-the-Shelf Software). With respect to the Intellectual Property listed in Section 3.12(a)(ii) of the Disclosure Schedule, the B2e Group has secured all necessary rights and licenses to such Intellectual Property material to the conduct of the Business as currently conducted, and, to the Knowledge of B2e Group, as contemplated in relation to any Products which are under development and currently scheduled for release within six months from the date hereof. With respect to each item of Intellectual Property set forth in Section 3.12(a)(ii) of the Disclosure Schedule, such description includes a complete and accurate list of the Person who currently licenses and has licensed such Intellectual Property to a B2e Group Member and whether such Intellectual Property is embedded in any Product. With respect to each item of Intellectual Property which the B2e Group has licensed or used and which is not scheduled in Section 3.12(a)(ii) of the Disclosure Schedule and is used in connection with the conduct of the Business as currently conducted, Verticalnet (or any of its Affiliates) could either license such Intellectual Property or license, replace, develop or have developed substantially equivalent Intellectual Property at a cost to Verticalnet (or any of its Affiliates) which is not material.

(iii) The Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii) of the Disclosure Schedule, together with the Trade Secrets, constitutes all of the material Intellectual Property that is currently used in the operation of the Business, or to the Knowledge of the B2e Group, is contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof.

(iv) Except as described in Section 3.12(a)(ii) of the Disclosure Schedule, the B2e Group is the owner of all right, title and interest in and to each item of material Intellectual Property that is currently used or has been used in the operation of the Business, or which is contemplated in relation to any Products which are under development and currently scheduled for release within six months from the date hereof free and clear of any Encumbrances, and has the right to use without payment to a third party.

(v) Except as set forth on Section 3.12(a)(v) of the Disclosure Schedule, to the Knowledge of B2e, the operation of the Business, as such Business currently is conducted (or as contemplated in relation to any Products which are under development and currently scheduled for release within six months of the date hereof), including each B2e Group Member’s design, development, manufacture, marketing, licensing, sale, maintenance and support of the Software, Products or services (including any Products which are under development and currently scheduled for release within six months of the date hereof) does not (and will not), infringe or misappropriate any Patent or Trademarks of any other Person. The operation of the Business, as such Business is currently conducted, including each B2e Group Member’s design, development, manufacture, marketing, licensing, sale, maintenance and support of the Software and Products (and any Products which are under development and currently scheduled for release within six months of the date hereof) does not, to the Knowledge of B2e Group, infringe or misappropriate any Copyright or Trade Secret of any other Person. No B2e Group Member has received written notice from any other Person and otherwise has no Knowledge that the operation of the Business or any Software, Product or service of any B2e Group Member, infringes or misappropriates the Intellectual Property rights of any other Person.

(vi) The B2e Group has not performed services for any third party, pursuant to an oral or written agreement (or otherwise), where the third party received ownership of, or exclusive license rights to (A) any of the work product created by any B2e Group Member such that the B2e Group’s ability to operate the Business as presently operated, or as contemplated in relation to the B2e Group’s Products which are under development and currently scheduled for release within six months for the date hereof, has been or is reasonably likely to be adversely restricted or materially impacted, or (B) any of the tools, processes, methods or know-how used by the B2e Group in creating such work product created by any B2e Group Member such that the B2e Group’s ability to operate the Business as presently operated, has been or is reasonably likely to be adversely restricted or materially impacted.

(b) Patents.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Patents which are owned by a B2e Group Member, detailing for each individual B2e Group Member the Patents which it owns and the countries or jurisdictions in which such Patent is issued or in which an application for such issuance has been filed. A B2e Group Member is the recorded owner of each of the Patents owned by such B2e Group Member in the US Patent and Trademark Office, and in any foreign patent office in which each such Patent was filed.

(ii) B2e has received no written notice and otherwise has no Knowledge that it has failed to maintain any pending patent application, unless noted otherwise, listed in Section 3.12(a)(i) of the Disclosure Schedule.

(iii) B2e Group has received no written notice and otherwise has no Knowledge that any Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is now involved in any interference, reissue, reexamination, or opposition proceeding. Except as set forth on Section 3.12(b)(iii) of the Disclosure Schedule, to the Knowledge of B2e, there is no potentially interfering patent or patent application of any third party which would adversely affect the Business.

(iv) To the Knowledge of B2e, no Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened by a third party alleging that such Patent violates the Intellectual Property of such third party or is invalid, unless otherwise noted.

(c) Trademarks.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all active registrations and applications for registrations for Trademarks and all material unregistered Trademarks which are owned by a B2e Group Member, detailing for each individual B2e Group Member the countries or jurisdictions in which such registrations have been registered or such applications for registration have been filed. To the Knowledge of B2e, all active applications to register any such Trademarks and all of such Trademarks that have been registered with the US Patent and Trademark Office or with any other Governmental Body in any jurisdiction throughout the world, are currently in compliance with all formal requirements under any Law and except as disclosed under Section 3.12(a)(i) of the Disclosure Schedule are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. B2e Group has received no written notice and otherwise has no Knowledge that it has failed to maintain any active material pending application or registration for any such Trademark.

(ii) To the Knowledge of the B2e Group, no registration or applications for registration for a Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule has been or is now involved in any opposition, action for invalidation or cancellation, and the B2e Group has received no notice and otherwise has no Knowledge that any such action is threatened with respect to the registration or applications for registration for a Trademark.

(iii) Except as disclosed in Section 3.12(a)(i) of the Disclosure Schedule, with respect to the Trademarks listed in Section 3.12(a)(i) of the Disclosure Schedule, the B2e Group has received no written notice and otherwise has no Knowledge that there is a potentially interfering Trademark or Trademark application of any third party.

(iv) To the Knowledge of B2e, no Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

(d) Copyrights.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration for Copyrights which are owned by a B2e Group Member, detailing for each individual B2e Group Member the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed.

(ii) To the Knowledge of B2e, no Copyright listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

(e) Trade Secrets. Each B2e Group Member takes reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets, to the extent that such Trade Secrets derive economic value from its secrecy. Except as disclosed on Section 3.12(a)(i) of the Disclosure Schedule, no such Trade Secrets owned by any B2e Group Member have been disclosed to a third party except under a confidentiality agreement, other than Trade Secrets whose disclosure would not result in a Material Adverse Effect. B2e has received no written notice and otherwise has no Knowledge that any Trade Secret of any B2e Group Member is subject to any adverse claim or has been challenged or threatened in any way.

(f) Software.

(i) Section 3.12(f)(i) of the Disclosure Schedule contains a complete and accurate list of all Products currently supported by any B2e Group Member or supported by any B2e Group Member during the 12 months prior to the date hereof (including version number and release date) and any Products which are under development and currently scheduled for release within six months from the date hereof. Each of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule performs substantially in accordance with the written specifications and documentation of the B2e Group with respect to the specific Product sold or licensed by the B2e Group to its end users, and to the Knowledge of B2e, no third party has asserted any claim of a breach of any express or implied warranty made relating to the performance of the Products by any B2e Group Member.

(ii) Except as specified in Section 3.12(f)(ii) of the Disclosure Schedule, all right, title and interest in and to the Products listed in Section 3.12(f)(i) of the Disclosure Schedule is owned by the B2e Group, free and clear of all Encumbrances and, to the Knowledge of the B2e Group, except as specified in Section 3.12(f)(ii) of the Disclosure Schedule, all right, title and interest in and to any Products which are under development and currently scheduled for release during the six months after the date hereof, is owned by B2e Group, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except as set forth in Section 3.12(f)(ii) of the Disclosure Schedule, no B2e Group Member has any obligation to compensate any third party for the sale, license, distribution, marketing or use of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Other than end users of the Products and except as set forth in Section 3.12(f)(ii) of the Disclosure Schedule, no B2e Group Member has granted to any other third party any license, option or other right in or to any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule.

(iii) Except as set forth in Section 3.12(f)(iii) of the Disclosure Schedule, no B2e Group Member has any material obligation owing to any third party to maintain, modify, improve or upgrade any of the Products.

(iv) No B2e Group Member has disclosed the source code for any Product to any Person other than to those Persons identified in Section 3.12(f)(iv) of the Disclosure Schedule. Section 3.12(f)(iv) of the Disclosure Schedule contains a complete and accurate list of any source code escrow obligations of each B2e Group Member.

(v) Except as set forth on Section 3.12(f)(v) of the Disclosure Schedule, no Public Software: (A) was or is used in connection with the development of any B2e Group Member’s Intellectual Property or Products; or (B) was or is incorporated or distributed, in whole or in part, in conjunction with any B2e Group Member’s Intellectual Property or Products.

(g) Contracts.

(i) Section 3.12(g)(i) of the Disclosure Schedule contains a complete and accurate list, including Contracts requiring any royalties to be paid, or received by any B2e Group Member, of all written Contracts requiring, or which could reasonably be expected to require, future payments of more than $25,000 relating to the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule to which any B2e Group Member is a party, except for any Contract relating exclusively to perpetual, paid-up royalty free and transferable rights licensed to B2e for Off-the-Shelf-Software. Except as set forth on

Section 3.12(g)(i) of the Disclosure Schedule, there are no outstanding, or to the Knowledge of B2e, threatened, disputes, disagreements or Defaults with respect to any such Contract. Except as set forth on Section 3.12(g)(i) of the Disclosure Schedule, execution of the Merger does not terminate any Intellectual Property rights licensed to or by any B2e Group Member under any such Contracts. No B2e Group Member has granted an exclusive license with respect to any Intellectual Property.

(ii) All current and former Employees of, and consultants to, each B2e Group Member who are or have been involved in any material capacity, in the design or development of any of the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule have executed a nondisclosure agreement and an assignment of inventions agreement or similar agreement (a “Confidentiality Agreement”) and each B2e Group Member thereby either (A) has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, to the extent it is legally possible to do so, or (B) has obtained a perpetual and irrevocable license (sufficient for the conduct of the Business as currently conducted and as reasonably contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof) to all such Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule, including the right to create derivative works thereof.

(iii) Except as specified in Section 3.12(g)(iii) of the Disclosure Schedule, to the Knowledge of B2e, no Employee of any B2e Group Member is subject to any contractual or legal restrictions that might interfere with the use of his, her or its best efforts to promote the interests of B2e Group Members or the Business. To the Knowledge of B2e and except as disclosed in Section 3.12(g)(ii) of the Disclosure Schedule, no Employee of any B2e Group Member has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires to Employee to transfer, assign or disclose information concerning his, her or its work to anyone other than B2e Group Members.

(iv) Section 3.12(g)(iv) of the Disclosure Schedule lists all material written Contracts between or among any B2e Group Member, any Employee thereof and a third party that imparts an obligation of noncompetition, confidentiality or non-disclosure upon B2e Group Members, or any Employee thereof acting in the scope of his, her or its employment with a B2e Group Member other than confidentiality agreements entered into in the ordinary course of business. To the Knowledge of B2e, no B2e Group Member or any current or former Employee of, or consultants to, any B2e Group Member acting in the scope of his, her or its employment with a B2e Group Member has impermissibly disclosed any other Persons’ Trade Secrets or other information which were subject to non-disclosure obligations under a written non-disclosure agreement between such Person and such B2e Group Member.

3.13 Deposit Accounts; Powers of Attorney. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of:

(a) the name of each financial institution in which any B2e Group Member has any account or safe deposit box;

(b) the names in which the accounts or boxes are held;

(c) the type of account;

(d) the name of each Person authorized to draw thereon who has been authorized to have access thereto; and

(e) the name of each Person holding a general or special power of attorney from any B2e Group Member.

3.14 Contracts and Commitments. Except as listed and described in Section 3.14 of the Disclosure Schedule, no B2e Group Member is a party to any:

(a) Contract or commitment for services with any present or former Employee or consultant (other than Contracts (i) where the sole remaining obligations relate to non-disclosure, non-solicitation, non-competition or other similar provisions binding upon the parties other than B2e (ii) which are at will employment agreements or (iii) where there is no continuing obligation of any party thereto);

(b) Contract with any labor union or other representative of Employees;

(c) Contract for the future purchase of, or payment for, goods or services to be provided by or to a third party, involving in any one case obligations of $25,000 or more;

(d) Contract to sell or supply products or to perform services involving, in any one case, $30,000 or more pursuant to the terms of such Contract;

(e) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule and continuing over a period of more than six months from the date hereof (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-competition or other similar provisions binding upon the parties other than B2e) and exceeding $30,000 in value;

(f) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule under which any Encumbrance on any Assets of a B2e Group Member exists;

(g) active representative, sales agency, dealer or distributor Contract;

(h) lease under which any B2e Group Member is either lessor or lessee and pursuant to which the aggregate amount payable in any one year is greater than $15,000 or the aggregate amount payable during the current term of the lease is greater than $30,000;

(i) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, the Stockholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person which is currently in effect;

(j) Contract for any charitable or political contribution;

(k) Contract for any future capital expenditure in excess of $15,000;

(l) franchise or distributorship agreement, other than those which relate in whole or in part to any Patent, Trademark or Copyright or to any ideas, technical assistance or other know-how of or used by any B2e Group Member which are dealt with in Section 3.12; or

(m) material Contract not made in the ordinary course for which material future obligations exist and which was not otherwise disclosed in this Section 3.14.

Except as may be disclosed in Section 3.14 of the Disclosure Schedule, each of the Contracts listed in Section 3.14 of the Disclosure Schedule is valid and enforceable in accordance with its terms, and each

B2e Group Member and, to the Knowledge of B2e, each other party thereto are in material compliance with the provisions thereof and not in Default thereunder. Listed on Section 3.14 of the Disclosure Schedule are all concession letters and all other Contracts granting any rights with respect to redetermination or renegotiation of price with respect to any Software. Section 3.14 of the Disclosure Schedule also sets forth with respect to the Contracts listed on Schedule 3.14 of the Disclosure Schedule the dates that any such Contracts are up for renewal.

3.15 Significant Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, “Significant Customers” are the 20 customers that have generated the most revenue for the B2e Group during the past four full fiscal quarters or the current fiscal quarter to the date of the 5/31 Balance Sheet, and “Significant Suppliers” are the 20 suppliers who supplied the largest amount by dollar volume of products or services to the B2e Group during the past four fiscal quarters or the current fiscal quarter to the date of the 5/31 Balance Sheet.

(b) None of the Significant Customers has canceled or substantially reduced or, to the Knowledge of B2e, is currently attempting, threatening or planning to do so or, to B2e’s Knowledge, is otherwise affected by circumstances that would cause such Person to cancel or substantially reduce payment of fees to any B2e Group Member other than circumstances generally applicable to the industry in which such Significant Customer operates or the economy in general in which such Significant Customer conducts business; and none of the Significant Suppliers has canceled or substantially reduced or, to the Knowledge of B2e, is currently attempting to or, planning to cancel or substantially reduce, the supply of products or services to any B2e Group Member.

3.16 Restrictions. No B2e Group Member is a party or subject to any Governmental Permit or any Court Order which has had or could reasonably be expected to have a Material Adverse Effect.

3.17 Insurance. Each B2e Group Member is insured under various policies of insurance, as set forth in Section 3.17 of the Disclosure Schedule. No B2e Group Member has failed to give any notice or present any claim equal to or in excess of the relevant deductible under any such policy in a timely fashion or in the manner or detail required by the policy, and all existing notices and claims are listed in Section 3.17 of the Disclosure Schedule. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by any B2e Group Member. There are no outstanding unpaid premiums or claims; nor are any such policies subject to any retroactive premiums. To the Knowledge of B2e, other than facts or events resulting from the U.S. economy, the markets for insurance or financial markets generally, or any facts or events which are substantially due to changes in the industry in B2e operates, no facts exist and no events have occurred which might materially increase the insurance premiums payable under any such policy. Section 3.17 of the Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by any B2e Group Member.

3.18 Government Contracts.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, no B2e Group Member is a party to any Contracts with any Governmental Body valued in any one case greater than $5,000.

(b) No B2e Group Member has been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Body, nor, to the Knowledge of B2e, has any suspension or debarment action been threatened or commenced. To the Knowledge of B2e, there is no valid basis for the suspension or debarment of any B2e Group Member from bidding on Contracts or subcontracts for any Governmental Body.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, no B2e Group Member has been, nor is now being, audited or investigated by any Governmental Body, or the inspector general or auditor general or similar functionary of any Governmental Body, nor, to the Knowledge of B2e, has an audit or investigation been threatened.

(d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, no B2e Group Member has any material dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any Governmental Body, relating to a Contract.

(e) No B2e Group Member has, with respect to any government Contract, received a cure notice advising such B2e Group Member that it is or was in Default under such Contract.

(f) No B2e Group Member has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a Contract to any Governmental Body that would be contrary to any current Laws.

(g) To the Knowledge of B2e, no Employee, agent, consultant, representative, or Affiliate of any B2e Group Member is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

3.19 Compliance with Law. Each B2e Group Member has complied with, and is not in Default under, any Law to which it or its Assets or operations or Business is subject and has not failed to obtain or to adhere to the requirements of any Governmental Permit necessary to the ownership of the Assets or to the conduct of the Business except where such non-compliance, Default or failure is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of B2e, no B2e Group Member, or any officer, Employee or agent of, nor any consultant to, any B2e Group Member or the Stockholders has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of any B2e Group Member. In addition, to the Knowledge of B2e, no B2e Group Member has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause such B2e Group Member to be in violation of any Law including the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect. To the Knowledge of B2e, no B2e Group Member has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

3.20 No Litigation. Except as set forth in Section 3.20 of the Disclosure Schedule, there is no Litigation or other proceeding of or before any Governmental Body pending or, to the Knowledge of B2e, threatened (a) against or affecting any B2e Group Member, any of their Assets or the Business or any of their directors, officers or Employees with respect to their activities as such directors, officers or Employees, or (b) relating to the Transactions contemplated by this Agreement. No B2e Group Member is a party to or subject to the provisions of any Court Order.

3.21 Permits. Except as set forth in Section 3.21 of the Disclosure Schedule, each B2e Group Member owns or holds all material franchises and other Governmental Permits, (including motor vehicle titles and current registrations and fuel permits) necessary for the operation of the Business (collectively,

“B2e Permits”). Each B2e Permit is valid, and no B2e Group Member has received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any B2e Permit. Except as set forth in Section 3.21 of the Disclosure Schedule, no present or former officer, manager, member or Employee of any B2e Group Member or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any B2e Permits. B2e Group Members have conducted and are conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in B2e Permits and are not in violation of any of the foregoing, except where such non-compliance or violation would not have a Material Adverse Effect. Except as set forth in Section 3.05 or 3.21 of the Disclosure Schedule, the Transactions will not result in a Default or adversely affect the rights and benefits afforded to any B2e Group Member by any B2e Permit.

3.22 Tax Matters. Except as disclosed in Section 3.22 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by or with respect to each B2e Group Member or a Relevant Group (to the extent a B2e Group Member could have a Liability for Taxes by virtue of being a member of the Relevant Group) have been filed on or before the due date thereof (including any extensions of time granted to file such Tax Returns), and all such Tax Returns were correct and complete in all material respects (in each case taking into account any amendment which has been made thereto);

(b) All Taxes required to be paid by any B2e Group Member or any member of a Relevant Group (to the extent a B2e Group Member could have liability therefor), whether or not shown on any Tax Return, have been paid or will have been paid when due;

(c) No claim has ever been made by a taxing authority or Governmental Body in a jurisdiction where any B2e Group Member does not file Tax Returns (including as part of Relevant Group) that it is or may be subject to taxation by that jurisdiction;

(d) There are no Encumbrances on any of the Assets of any B2e Group Member that arose in connection with any failure (or alleged failure) to pay any Tax when due;

(e) No B2e Group Member has received any written notice of any material assessment or proposed assessment of Tax from the Internal Revenue Service (the “IRS”) or any other taxing authority or Governmental Body for taxable years ending on or after December 31, 2000, in excess of amounts voluntarily reported by such B2e Group Member and there is no pending or, to the Knowledge of B2e Group Members, contemplated claim, action, audit, examination or other proceeding with respect to Taxes assessable or asserted against any B2e Group Member or any of their Assets or properties;

(f) There are no existing circumstances which reasonably may be expected to result in the assertion of any material claim for Taxes against any B2e Group Member by any taxing authority or Governmental Body with respect to any period for which Tax Returns have been filed or Tax is required to have been paid by or with respect to such B2e Group Member or a Relevant Group (to the extent a B2e Group Member could have Liability therefor);

(g) No B2e Group Member has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or agreed to (or is subject to) any extension of time for assessment or collection of any Tax which would have continuing effect after the Closing Date;

(h) All payroll, sales, employment, and any other Taxes which any B2e Group Member is required by any applicable Law to have withheld or collected have been withheld or collected and have been paid over to the proper Governmental Body or are properly held by such B2e Group Member, as applicable, for such payment, and all B2e Group Members have materially complied with all Tax information reporting and backup withholding requirements;

(i) No B2e Group Member has requested or obtained (or has had requested or obtained on its behalf) any extensions of time for the filing of any Tax Returns which Tax Return has not since been filed;

(j) No B2e Group Member has filed a consent under Section 341(f) of the Code (or corresponding provision of other Tax Law) concerning collapsible corporations;

(k) B2e has not been a United States real property holding corporation within the meaning of Section 897 of the Code at any time during the preceding five (5) years;

(l) No foreign B2e Group Member owns a “United States real property interest” within the meaning of Section 897 of the Code;

(m) No B2e Group Member has made any payments, is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments by reason of the consummation of the Transactions a deduction with respect to which would be disallowed by Section 280G of the Code;

(n) No B2e Group Member is a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract the principal purpose of which is to allocate liability for Taxes;

(o) Since their incorporation or organization, no B2e Group Member (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated group the common parent of which was B2e) or (ii) has any Liability for the Taxes of any Person under Treas. Reg §1.1502-6 (or similar provisions of state, local or foreign Law) (other than a current member of the affiliated group of which B2e is the common parent under Treas. Reg. §1.1502-6 (or similar provisions of state, local or foreign Law)), whether as transferee or successor, by Contract, or otherwise;

(p) No B2e Group Member will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) adjustment required under Section 481 of the Code (or any corresponding or similar provision of applicable Tax Law) by reason of any change in method of accounting agreed to or required by a taxing authority or Governmental Body on or before the Closing Date (and no such change in method of accounting has been proposed or threatened which change has not been made or finally resolved);

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring or existing prior to the Closing Date;

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date;

(q) No domestic B2e Group Member has had in the last five years a permanent establishment in any foreign country as defined in any applicable Tax treaty as a Tax convention;

(r) No B2e Group Member has participated in any reportable transaction within the meaning of the regulations under Section 6011 of the Code as to which disclosure is required;

(s) Section 3.22 of the Disclosure Schedule lists income Tax Returns filed with respect to any B2e Group Member for taxable periods ended on or after December 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit;

(t) There has been delivered to Verticalnet correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any B2e Group Member since December 31, 2000;

(u) No B2e Group Member has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement;

(v) No B2e Group Member has received (or is subject to) any written ruling from any taxing authority or has entered into (or is subject to) any written agreement with a taxing authority which would have effect in any taxable period or portion thereof of a B2e Group Member ending after the Closing Date;

(w) No B2e Group Member is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(x) No foreign B2e Group Member has, or at any time in the last five years has had, an investment in “United States property” within the meaning of Section 956(c) of the Code;

(y) No foreign B2e Group Member is, or at any time in the last five years has been, a passive foreign investment company within the meaning of Section 1297 of the Code and no B2e Group Member is a shareholder, directly or indirectly, in a passive foreign investment company;

(z) No foreign B2e Group Member is, or at any time in the last five years has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged; and

(aa) No B2e Group Member has Knowledge of any reason that the Merger may not qualify as a reorganization within the meaning of Section 368(a) of the Code.

3.23 Employee Matters and Benefit Plans.

(a) Schedule. Section 3.23(a) of the Disclosure Schedule contains an accurate and complete list of each B2e Employee Plan (including each International Employee Plan) and each Employment Agreement. B2e does not have any plan or commitment to establish any new B2e Employee Plan, International Employee Plan, or Employment Agreement or to modify any B2e Employee Plan, International Employee Plan or Employment Agreement (except to the extent required by Law or to conform any such B2e Employee Plan, International Employee Plan or Employment Agreement to the requirements of any applicable Law, in each case as previously disclosed to Verticalnet in writing, or as required by this Agreement). No B2e Group Member has any Liabilities with respect to any benefit plan or arrangement other than the B2e Employee Plans. For purposes of the following provisions of this Section 3.23, the term “B2e Group Member” includes any ERISA Affiliates.

(b) Documents. B2e has provided or made available to Verticalnet correct and complete copies of: (i) all documents embodying each B2e Employee Plan, International Employee Plan, and each Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each B2e Employee Plan; (iii) the three most recent annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each B2e Employee Plan; (iv) if the relevant B2e Employee Plan is funded, the most recent annual and periodic accounting of B2e Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each B2e Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material communications to any Employee or Employees relating to any B2e Employee Plan and any proposed B2e Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to B2e; (viii) all correspondence to or from any Governmental Body relating to any B2e Employee Plan; and (ix) the three most recent plan years discrimination tests for each B2e Employee Plan.

(c) Employee Plan Compliance. Except as set forth in Section 3.23(c) of the Disclosure Schedule, (i) B2e has performed in all material respects all obligations required to be performed by it under, is not in violation of, and has no Knowledge of any Default or violation by any other party to each B2e Employee Plan, and each B2e Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code; (ii) the B2e 401(k) Plan is the only B2e Employee Plan which is intended to qualify under Section 401(a) of the Code and has either received a favorable determination, opinion, notification or advisory letter from the IRS as to its qualified status under the Code or is covered by the prototype “sponsors” favorable letter; (iii) B2e has no Knowledge of any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any B2e Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of B2e, threatened or reasonably anticipated (other than routine claims for benefits) against any B2e Employee Plan or against the Assets of any B2e Employee Plan; (v) each B2e Employee Plan (other than any stock option plan as to grants already made) can be amended, terminated or otherwise discontinued after the Effective Time, without material Liability to any B2e Group Member, B2e or any of its ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of B2e or any ERISA Affiliates, threatened by the IRS or DOL with respect to any B2e Employee Plan; (vii) neither B2e nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any B2e Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; (viii) as required in accordance with GAAP, B2e Financial Statements as of the date of the 5/31 Balance Sheet reflect the approximate total pension, medical and other benefit expense for all B2e Employee Plans as of the date thereof, and no funding changes or irregularities not reflected thereon would cause such B2e Financial Statements to be materially inaccurate, and (ix) no B2e Group Member has incurred Liability under Section 4062, 4063 or 4064 of ERISA.

(d) Pension Plan. Neither B2e nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has B2e or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither B2e, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(f) No Post-Employment Obligations. Except as set forth in Section 3.23(f) of the Disclosure Schedule, no B2e Employee Plan provides, or reflects or represents any Liability to provide retiree health to any Person for any reason, except as may be required by COBRA or other applicable statute, and B2e has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree health, except to the extent required by statute.

(g) B2e 401(k) Plan. B2e has never made, and has no obligation to make, a matching contribution or a profit sharing contribution to the B2e 401(k) Plan.

(h) Health Care Compliance. Neither B2e nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of any state Law applicable to its Employees.

(i) Effect of Transaction.

(i) Except as set forth in Section 3.23(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute a violation under any B2e Employee Plan, Employment Agreement, trust or loan that will or may result in any payment whether of vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made with respect to any Employee, by any B2e Group Member, under any agreement will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(i) of the Code.

(j) International Employee Plan. In addition to the otherwise applicable provisions of this Section 3.23, each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent B2e from terminating or amending any International Employee Plan at any time for any reason without Liability to B2e or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

3.24 Labor and Employment Matters. Except as set forth in Section 3.24 of the Disclosure Schedule, with respect to Employees of and service providers to any B2e Group Member:

(a) each B2e Group Member is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, any such Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b) there is not now, nor within the past two years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of B2e, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any Liability to any B2e Group Member;

(c) the Employees of each B2e Group Member are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against any B2e Group Member or currently being negotiated by any B2e Group Member;

(d) all Persons classified by any B2e Group Member as independent contractors satisfy and have satisfied the requirements of any applicable Law to be so classified, and each B2e Group Member has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so;

(e) Section 3.24 of the Disclosure Schedule lists the names and titles of and current annual base salary or hourly rates for the 10% most highly compensated Employees of each B2e Group Member, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such Person during the past fiscal year or current fiscal year through May 31, 2004 or payable with respect to such periods; and

(f) no B2e Group Member has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against any B2e Group Member under any worker’s compensation policy or long-term disability policy.

3.25 Environmental Matters. Without limiting the generality of Section 3.20 of the Disclosure Schedule, except as described in Section 3.25 of the Disclosure Schedule, to the Knowledge of B2e, there has not been any Environmental Condition at any Real Property leased or operated at any time by any B2e Group Member, or at any facility at which the waste of any B2e Group Member has been deposited or disposed of at the behest or direction of any B2e Group Member nor has any B2e Group Member received notice of any such Environmental Condition. “Environmental Condition” means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by any B2e Group Member or any third party, at or relating to any such Real Property that does or may reasonably be expected to (a) require abatement or correction under an Environmental Law, (b) give rise to any civil or criminal Liability on the part of any B2e Group Member under an Environmental Law, or (c) create a public or private nuisance.

3.26 No Third Party Options. There are no Contracts, options, or rights with, to or in any third Person to purchase or otherwise acquire any B2e Group Member’s Assets or rights or any interest therein, except for those reseller agreements and Contracts entered into in the ordinary course for the sale of B2e Group Members’ products and services.

3.27 Transactions with Affiliates. No director, officer or employee of any B2e Group Member owns, directly or indirectly, an interest in any Person that is a party to any Contract with any B2e Group Member or conducts the same business as, or a similar business to, the Business.

3.28 No Brokers or Finders. No Person acting on behalf of any B2e Group Member is entitled to any brokerage, finder’s, investment banking or similar fee in connection with the Transactions, except as disclosed in Section 3.28 of the Disclosure Schedule.

3.29 Disclosure. No representation or warranty by B2e in any Transaction Document, including the Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3.30 Warranty Experience. Historically, in preparing its financial statements, B2e has not established a reserve for potential claims based upon theories of breach of any express or implied warranties in connection with the sale or distribution of goods or the performance of services by any B2e Group Member. B2e has never had a warranty claim which would result in the drawing of a material amount against a reserve if one had been established. There are presently no warranty claims pending or, to the Knowledge of B2e, threatened against any B2e Group Member, and B2e knows of no basis therefor.

3.31 B2e Transaction Expenses. Section 3.31 of the Disclosure Schedule contains a complete and accurate list of the B2e Transaction Expenses incurred by B2e and for which B2e has received information to date.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF VERTICALNET

As of the date of this Agreement, Verticalnet hereby represents and warrants to B2e as follows:

4.01 Due Organization. Each Acquiring Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner as now conducted. Each Acquiring Party is authorized, qualified or licensed in all jurisdictions where such authorization, qualification or license is required, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on or materially restrict the business, operations, results of operations, Assets, prospects or condition, financial or otherwise, of such Acquiring Party.

4.02 Authorization; Validity. Each Acquiring Party has the corporate power, authority and legal right to execute and deliver this Agreement and any other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any other Transaction Document to which an Acquiring Party is a party and the performance of such Acquiring Party’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action. This Agreement and such Transaction Documents have been duly executed and delivered on behalf of each Acquiring Party by a duly authorized officer, and constitutes a legal, valid and binding obligation of such Acquiring Party enforceable against it in accordance with its terms.

4.03 No Conflicts. Except as set forth on Schedule 4.03, the execution and delivery of this Agreement and any other Transaction Document to which an Acquiring Party is a party and the performance of such Acquiring Party’s obligations hereunder and thereunder do not, and could not reasonably be expected to, constitute a Default under (a) any Law or Court Order to which such Acquiring Party is subject or (b) the Charter Documents of such Acquiring Party or any securities issued by such Acquiring Party; nor does or could such execution, delivery or performance result in a Default under any term, condition or provision of any Contract, indenture, plan or Governmental Permit to which such Acquiring Party is a party, by which such Acquiring Party may have rights or by which any of the Assets of such Acquiring Party may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such Acquiring Party thereunder. Except as set forth on Schedule 4.03 and except for filing of Form D pursuant to Rule 503 under the Securities Act and filings under state blue sky laws, no authorization, approval or consent, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by the Acquiring Parties or the consummation of the Transactions.

4.04 Public Filings. Verticalnet has filed with the Securities and Exchange Commission (“SEC”) all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Verticalnet since December 31, 2001 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Verticalnet included the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects the consolidated financial position of Verticalnet and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP.

4.05 Absence of Certain Changes. Since the financial statements included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a Material Adverse Effect on Verticalnet, except as disclosed in the Public Documents to the date of this Agreement.

4.06 No Brokers or Finders. No Person acting on behalf of the Acquiring Parties is entitled to any brokerage, finder’s, investment banking or similar fee in connection with the Transactions.

4.07 Verticalnet Common Stock. Upon issuance in accordance with this Agreement, the shares of Verticalnet Common Stock delivered to the Stockholders will be duly authorized, validly issued, fully paid and non-assessable.

4.08 Litigation. As of the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending or, to Verticalnet’s Knowledge, threatened, against Verticalnet or any of Verticalnet’s subsidiaries that questions the validity of this Agreement or the right of Verticalnet to enter into this Agreement or the Transaction Documents to which it is a party or to consummate any transactions contemplated hereby or thereby.

4.09 Capital Stock of Verticalnet. The authorized capital stock of Verticalnet consists of 100,000,000 shares of Verticalnet Common Stock, of which 25,800,097 shares were issued and outstanding as of May 31, 2004 and 10,000,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Verticalnet Common Stock are validly issued, fully paid and nonassessable. As of the Closing, Verticalnet has reserved for issuance, pursuant to its currently active stock option plans, 7,545,186 shares of its common stock. As of the Closing, there are outstanding options to purchase 7,138,998 shares of Verticalnet Common Stock pursuant to such plans.

4.10 Compliance with Law. To the Knowledge of Verticalnet, each Acquiring Party has complied with, and is not in Default under, any Law to which it or its Assets or operations or business is subject and has not failed to obtain or to adhere to the requirements of any Governmental Permit necessary to the ownership of its Assets or to the conduct of its business except where such non-compliance, Default or failure is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of Verticalnet, no Acquiring Party, or any officer, employee or agent of, nor any consultant to, any Acquiring Party has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of any Acquiring Party. In addition, to the Knowledge of Verticalnet, no Acquiring Party has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause such Acquiring Party to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect. To the Knowledge of Verticalnet, no Acquiring Party has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records. Verticalnet has no Knowledge of any reason that the Merger may not qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 5.

COVENANTS

5.01 Cooperation. B2e, the Stockholders’ Representative and the Acquiring Parties shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement, the other Transaction Documents and the Transactions. In connection with the review or audit of the financial statements of B2e by Verticalnet’s or B2e’s accountants, if required, the chief executive or chief financial officer of B2e shall execute any documentation reasonably required by such accountants.

5.02 Publicity. Upon the Closing, the Parties shall issue a press release mutually agreeable to the Parties. The timing, manner and content of all press releases (other than the press release referenced in the preceding sentence), public announcements and other public communications concerning this Agreement or the Transactions shall be subject to mutual agreement of B2e and Verticalnet, except, after consultation with the other to the extent practicable, as may be required by applicable Law or stock exchange requirements. The timing, manner, and content of disclosures to the Employees regarding this Agreement and the Transactions shall be subject to mutual agreement of B2e and Verticalnet.

5.03 Registration Statement. Verticalnet shall file a registration statement under the Securities Act for the resale of the shares of Verticalnet Common Stock issuable pursuant to this Agreement for all of the shares of the Stock Consideration and those shares of Verticalnet Common Stock which may become issuable upon conversion of the Merger Note, in accordance with the terms and conditions of the Registration Rights Agreement.

5.04 Verticalnet Board Appointment. Following the Effective Time, Verticalnet shall appoint to Verticalnet’s Board of Directors as a Class I director a designee of the Stockholders mutually acceptable to the Stockholders’ Representative and Verticalnet’s nominating committee of its Board of Directors.

5.05 Reorganization Status. None of the Parties shall take any action or fail to take an action after the completion of the Merger which action (or failure to act) could cause the Merger to cease to qualify as a reorganization as defined under Section 368(a) of the Code. Each Party shall report the Transaction as a reorganization under Section 368(a) of the Code for all relevant Tax purposes and shall adopt no Tax reporting position inconsistent with the treatment of the Merger as a reorganization under Section 368(a) of the Code unless otherwise required by applicable Law.

5.06 Verticalnet Shareholder Approval. Within 45 days of Closing, Verticalnet shall file a proxy statement (the “Proxy Materials”) pursuant to Section 14 of the Exchange Act with the SEC in respect of a special or annual meeting of its shareholders whereby Verticalnet shall seek the approval of its shareholders with respect to the Contingent Conversion Provision contained in the Merger Note (the “Merger Note Proposal”), and Verticalnet shall promptly respond to any SEC comments with regard to the Proxy Materials. Verticalnet shall cause the Proxy Materials to be mailed to its shareholders within 10 days of receiving notice of approval of such Proxy Materials from the SEC. None of the shares of Verticalnet Common Stock issued pursuant to this Agreement shall be entitled to vote with respect to the Merger Note Proposal.

5.07 Delivery of Financial Statements. On or prior to the third day after the Closing Date, the Stockholders’ Representative shall deliver or cause to be delivered to Verticalnet B2e’s audited consolidated balance sheet as of December 31, 2003 and audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended together with the appropriate footnote disclosures thereto, prepared in accordance with GAAP, and accompanied by an unqualified opinion of B2e’s certified independent accountants.

5.08 Payment of B2e Transaction Expenses. Verticalnet shall, within seven (7) days of the receipt of the necessary information, pay and satisfy in full all B2e Transaction Expenses not included in Section 3.31 of the Disclosure Schedule and paid in full pursuant to Section 2.12(b)(v) of this Agreement (the “Additional B2e Transaction Expenses”), and neither B2e nor the stockholders of B2e shall have any continuing Liability with respect to such Additional B2e Transaction Expenses. Verticalnet shall, after such payments have been made, have the right to set-off an amount equal to the Additional B2e Transaction Expenses against the amounts payable by Verticalnet under the Merger Note on a dollar-for-dollar basis. Any amounts payable by Verticalnet under the Merger Note which are set-off pursuant to this Section 5.08 shall be deemed cancelled and shall no longer be due or payable by Verticalnet under the Merger Note.

5.09 Cooperation in Filing Tax Returns; Tax Allocations.

(a) Verticalnet shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of B2e Group Members for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Each such Tax Return (i) shall be prepared in a manner consistent with the prior practice of the relevant B2e Group Member unless otherwise required by applicable Tax laws; (ii) shall be provided to the Stockholders’ Representative at least 15 days prior to the due date for filing such return; and (iii) shall not be filed unless the Stockholders’ Representative shall have approved such return (which approval shall not be unreasonably withheld or delayed).

(b) Verticalnet shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of B2e Group Members for Tax periods which begin before the Closing Date and end after the Closing Date. To the extent any Tax shown as due on such Tax Return is payable by the Stockholders (taking into account indemnification obligations hereunder), each such Tax Return (i) shall be prepared in a manner consistent with the prior practice of the relevant B2e Group Member unless otherwise required by applicable Tax laws; (ii) shall be provided to the Stockholders’ Representative at least 15 days prior to the due date for filing such return; and (iii) shall not be filed unless the Stockholders’ Representative shall have approved such return (which approval shall not be unreasonably withheld or delayed).

(c) Verticalnet and the Stockholders’ Representative shall, and shall each cause their respective Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the B2e Group for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them, provided that such party shall give the notice as described in Section 7.06 to the other party prior to doing so, and permit such other party, at such other party’s expense, to examine and make copies of any relevant documents for its own records.

(d) In the case of Taxes arising in a taxable period of any B2e Group Member that includes, but does not end on, the Closing Date, except as provided in paragraph (e) below, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this paragraph (d), any Tax resulting from the Transactions is attributable to the Pre-Closing Tax Period.

(e) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) except as provided in (ii) and (iii) below, to the extent feasible, be determined on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) in the case of any Taxes that are periodically assessed and Taxes not otherwise reasonably allocable to specific transactions or events, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the B2e Group.

(f) Notwithstanding any other provision of this Agreement, the Stockholders and Verticalnet shall share equally in the payment of all sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees, including penalties and interest (“Transfer Taxes”) arising out of or in connection with the Transactions and shall cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(g) To the extent any determination of Tax liability of a B2e Group Member, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund or credit of Taxes paid for which the Stockholders have responsibility for indemnification pursuant to Section 6.01(a)(ii), Verticalnet shall promptly pay any such refund (to the extent that it exceeds the amount thereof taken into account in the Working Capital Adjustment), and the interest actually received thereon, to the Stockholders’ Representative upon receipt thereof by Verticalnet. Any payments made under this Section shall be net of any Taxes payable with respect to the receipt by Verticalnet or any of its Affiliates of such refund, credit or interest thereon.

(h) The Parties agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to a taxable period (or portion thereof) ending on or before the Closing Date).

(i) Any and all Tax allocation or sharing agreements or other agreements or arrangements the principal purpose of which is to allocate liability for Taxes binding B2e Group Members shall be terminated with respect to them as of the day before the Closing Date and, from and after the Closing Date, B2e Group Members shall not be obligated to make any payment to any Person or authority pursuant to any such agreement or arrangement for any past or future period.

(j) Except as otherwise required by applicable Law, no party may amend a Tax Return of a B2e Group Member, or file or amend any Tax election of or with respect to a B2e Group Member, in each case, with respect to a taxable period beginning before the Closing Date without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed.

(k) Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to any B2e Group Member which may give rise to liability of another Party hereto, shall promptly notify such other Party within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other Parties (including indemnity obligations hereunder).

(l) On the Closing Date, Verticalnet shall not cause or permit any B2e Group Member, or any Affiliate of Verticalnet to effect any extraordinary transactions (including, but not limited to, the distribution of any dividend or the effectuation of any redemption) other than as contemplated by this Agreement, that could give rise to any Tax liability indemnified by the Stockholders pursuant to Section 6.01

ARTICLE 6.

INDEMNIFICATION

6.01 General Indemnification by the Stockholders.

(a) Subject to the terms of this Article 6, the Stockholders, jointly and severally, shall indemnify, defend, protect and hold harmless Verticalnet and its Affiliates (including the Surviving Corporation) and each of their officers, directors, employees agents and representatives (collectively, the “Verticalnet Indemnified Parties”) from, against and in respect of all Liabilities, losses, claims, damages, fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including reasonable attorneys’ fees and expenses of investigation) (collectively, “Losses”) suffered, sustained, incurred or paid by the Verticalnet Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, the items set forth in paragraphs (i) – (iv) below, to the extent that any Loss is not reflected in the determination of the Working Capital Adjustment, for a period commencing on the date hereof and ending on the date that is:

(i) nine months after the Closing, for any breach of any representation or warranty of B2e or any Stockholder set forth in this Agreement, any Transaction Document or in any certificate or other writing delivered by B2e or any Stockholder in connection herewith not covered by paragraphs (ii) and (iii) below;

(ii) 30 days after the date of expiration of the applicable statute of limitations, for any Tax imposed upon or relating (the “Statute of Limitation Claims”) to:

(A) any B2e Group Member with respect to any Pre-Closing Tax Period;

(B) any Relevant Group of which any B2e Group Member (or any of their predecessors) is or was a member pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Law) on or before the Closing Date;

(C) any B2e Group Member as a result of the consummation of the transactions contemplated by this Agreement (including the Stockholders’ Representative’s share of Transfer Taxes pursuant to Section 5.09(f)) to the extent allocable to a Pre-Closing Tax Period;

(D) any B2e Group Member as a transferee or successor, by Contract, or otherwise, based on circumstances that establish such status existing on or before the Closing Date; and

(E) any claims asserted against the Surviving Corporation or its Assets by reason for the failure of any Person to comply with bulk sales Laws and other similar Laws pursuant to Section 7.05.

(iii) 30 days after the date of expiration of the applicable statute of limitations, for any claims (the “Securityholder Claims”) by (A) any holder or former holder of B2e securities relating to the allocation of the Merger Consideration pursuant to Section 2.06, including without limitation, any assertion of appraisal rights by any such holder under applicable Law and (B) any holder or former holder of options or warrants to purchase any shares of B2e Capital Stock regarding the termination of such options or warrants or the failure of any B2e Group Member to comply any with the terms and conditions of such options or warrants; and

(iv) 30 days after the date of expiration of the applicable statute of limitations, for any claims under or with respect to the Management Letter Agreements (the “Management Agreement Claims”).

(b) Notwithstanding any other provision of this Article 6, except as provided below in this Section 6.01, the Verticalnet Indemnified Parties shall be entitled to indemnification under Section 6.01(a)(i) only when the aggregate of all Losses of such Verticalnet Indemnified Parties under Section 6.01(a)(i) exceeds $100,000 (the “Threshold”) and, if the Threshold is exceeded, to the extent such Losses exceed the Threshold up to an amount equal to 10% of the Merger Consideration (the “Indemnification Cap”). Notwithstanding anything contained herein to the contrary, neither the Threshold nor the Indemnification Cap shall apply to (i) any breach of the representations or warranties under Sections 3.01, 3.02, 3.03 or 3.28 (the “Excepted Representations”) or in the related provisions of any certificates to be delivered at the Closing by B2e or any Stockholder, (ii) a breach of any representation or warranty of B2e or any Stockholder that was made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof, (iii) Securityholder Claims or (iv) Management Agreement Claims. The Indemnification Cap but not the Threshold shall apply to the Statute of Limitation Claims and any breach of the representations or warranties contained in Section 3.22. In addition, the calculation of the Threshold under this Section 6.01 shall include any Losses incurred by any Verticalnet Indemnified Party for which a Verticalnet Indemnified Party would have been entitled to claim indemnification under this Article 6 with respect to a breach of a representation or warranty but for such Losses being excluded as a result of the qualification of such representation or warranty by materiality, Material Adverse Effect or related exceptions.

(c) Notwithstanding any provision of this Agreement, in the Charter Documents of any B2e Group Member, or in any agreement between B2e and any Stockholder to the contrary, in no event shall the Surviving Corporation be obligated to reimburse, contribute, indemnify or hold harmless any Stockholder for or in connection with any of the Liabilities of the Stockholders under this Article 6. No Stockholder shall have the right to exercise or assert, any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Stockholder may become subject under or in connection with this Agreement.

(d) Notwithstanding any provision of this Agreement, the Stockholders shall not be liable for indemnification with respect to income taxes incurred by the B2e Group Members as a result of the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code.

6.02 Stockholders Indemnification Procedures. All claims or demands for indemnification under Section 6.01 shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which the Stockholders (the “Indemnifying Party”) would be liable to a Verticalnet Indemnified Party (the “Indemnified Party”) hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders’ Representative of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Stockholders’ Representative shall have fourteen days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Stockholders’ Representative disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Stockholders’ Representative does not dispute such liability, whether or not the Stockholders’ Representative desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take such action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Stockholders’ Representative notifies the Indemnified Party within the Notice Period that the Stockholders’ Representative does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Stockholders’ Representative shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing, the Stockholders’ Representative may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Stockholders’ Representative elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article 6, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred at the fluctuating rate per annum equal to two percentage points in excess of the prime rate published from time to time in the Eastern Edition of The Wall Street Journal (the “Applicable Rate”) subject to the limitations set forth in this Article 6.

(b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders’ Representative, any such claim or demand seeks material prospective relief which could have a materially adverse effect on the business, operations, results of operations, Assets, prospects or condition, financial and otherwise, of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Stockholders’ Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

(c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Stockholders’ Representative. If the Stockholders’ Representative does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

(d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The procedures set forth in this Article 6 shall not apply to claims or demands which in the reasonable opinion of the Indemnified Party may be covered by the Threshold.

6.03 Withholding of Certain Payments. Notwithstanding anything contained herein to the contrary, in the event any Indemnified Party has made any claim or claims for indemnification pursuant to this Agreement, which claim or claims have not been resolved or satisfied prior to the date any payments from Verticalnet under the Merger Note would otherwise be payable, Verticalnet shall withhold such payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of such claim or claims (or the Indemnified Party’s estimate thereof) until such time as such claim or claims have been finally resolved.

6.04 Exceptions to Limitations. Except as set forth in Section 6.07, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Party has, or might have, at law, in equity or otherwise, against any other Party, based on any fraudulent action, willful misrepresentation or willful breach of any warranty or representation.

6.05 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Acquiring Parties. Each Party shall be deemed to be relying on the representations and warranties of the other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions.

6.06 Payment of Indemnification Obligations; Set-Off Right. In the event that any Indemnifying Party is required to make any payment under this Article 6, Verticalnet shall have the right to set-off such amount against the amounts payable by Verticalnet under the Merger Note on a dollar-for-dollar basis. Any amounts payable by Verticalnet under the Merger Note which are set-off pursuant to this Section 6.06 shall be deemed cancelled and shall no longer be due or payable by Verticalnet under the Merger Note.

6.07 Stockholder Liability. In the event that a Verticalnet Indemnified Party seeks to satisfy any Losses and the set-off rights of Verticalnet under Section 6.06 and the value of the Escrow Shares fail to fully satisfy the amount of such Losses, such Verticalnet Indemnified Party may seek payment on account of the unsatisfied amount of such Losses from each Stockholder in an amount up to such Stockholder’s pro-rata share of such Losses based upon the amount of Merger Consideration paid to such Stockholder. Notwithstanding anything contained herein to the contrary, no Stockholder shall have liability hereunder beyond such Stockholder’s pro-rata share of the Merger Consideration.

6.08 Exclusive Remedy. Except as otherwise set forth herein, from and after the Effective Time, the rights and remedies of Verticalnet Indemnified Parties under this Article 6 are the sole and exclusive rights and remedies of such Verticalnet Indemnified Parties with respect to the matters set forth in Section 6.01, other than with respect to claims for fraud. VERTICALNET HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ALL VERTICALNET INDEMNIFIED PARTIES, ALL RIGHTS TO, AND THE STOCKHOLDERS SHALL NOT HAVE ANY OBLIGATION FOR, ALL DAMAGES, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, FOR THE MATTERS SET FORTH IN SECTION 6.01, OTHER THAN THOSE EXPRESSLY PROVIDED FOR UNDER THIS ARTICLE 6.

ARTICLE 7.

GENERAL

7.01 Assignment and Binding Effect. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the Parties.

7.02 Entire Agreement; Amendment; Waiver. This Agreement and the other Transaction Documents set forth the entire understanding of the Parties with respect to the Transactions. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

7.03 Negotiated Agreement. Each Party hereby acknowledges that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party and construction of this Agreement shall be decided without regard to events of authorship or negotiation.

7.04 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary when making proof of this Agreement to produce or account for more than one such counterpart.

7.05 Expenses. The B2e Transaction Expenses shall be paid in accordance with Section 2.12(b)(v). All other fees, expenses and disbursements incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts. Verticalnet and the B2e Group Members each hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions.

7.06 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by facsimile (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

If to Verticalnet:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern PA 19355

Attn: Legal

(Facsimile: 610.240.9470)

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: James W. McKenzie, Jr., Esq.

(Facsimile: 877.432.9652)

If to the Stockholders and/or the Stockholders’ Representative:

FBR Investment Management, Inc.

1001 19th Street North

Arlington, VA 22209

Attention: Neal Wilson

(Facsimile: 703.312.9655)

with a required copy to:

Andrews Kurth LLP

1701 Pennsylvania Avenue, N.W.

Suite 300

Washington, D.C. 20006

Attention: Andrew M. Tucker, Esq.

(Facsimile: 202.662.2739)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

7.07 Arbitration. All disputes under this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, before a panel of three arbitrators pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by any of Verticalnet, the Acquisition Sub, B2e, the Surviving Corporation or the Stockholders’ Representative by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.07. Each of the Acquiring Parties (or any single member thereof), on the one hand, and the Stockholders’ Representative, on the other hand, shall select one of the arbitrators within 15 days after the date of the notice of arbitration described above; and each shall give the other written notice of the name, and address of the arbitrator it selected. The two arbitrators so selected shall jointly agree on the selection of the third arbitrator, but if they do not so agree within 30 days after the date of the notice of arbitration described above, the selection of the third arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. The third arbitrator may not have had any past or present relationship with or interest in any of the Parties or any of their respective Affiliates. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any party with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator selected by it, and the expenses of the third arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

7.08 Pennsylvania Law to Govern; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive Laws of any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

7.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 6, the other Verticalnet Indemnified Parties, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

7.11 Stockholders’ Representative. FBR Investment Management, Inc. shall act as exclusive agent and attorney-in-fact to act on behalf of the Stockholders with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement or any of the Transaction Documents and shall receive and hold the Merger Note on behalf of the Stockholders and to take any action on behalf of the Stockholders thereunder (the “Stockholders’ Representative”). If more than one Person acts as the Stockholders’ Representative, a decision of a majority of such Persons shall be conclusive. In the event of the death, disability or resignation of a Stockholders’ Representative, a successor may be appointed by a majority in interest (based on the aggregate principal amount payable to the Stockholders under the Merger Note) of the Stockholders. The Stockholders’ Representative shall have the power to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate or in the best interests of the Stockholders, as fully as if each such Stockholder was acting on its, his or her own behalf with respect to the Merger Note and all claims for indemnification under this Agreement and to take any action or no action in connection therewith as the Stockholders’ Representative may deem appropriate as effectively as the Stockholders could act themselves, including the settlement or compromise of any dispute or controversy. The authority granted hereunder is deemed to be coupled with an interest. The death or incapacity of any Stockholder shall not terminate the authority and agency of the Stockholders’ Representative. Verticalnet shall have the right to rely on any actions taken or omitted to be taken by the Stockholders’ Representative as being the act or omission of the Stockholders, without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Stockholders. The Stockholders’ Representative shall incur no liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

7.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Nothing in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty made herein, unless such exception is identified specifically in the applicable section of the Disclosure Schedule and shall be complete with cross references where appropriate which, in such case, shall constitute the only valid disclosure with respect to such Section(s) hereof.

7.13 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit, if in such action or suit the principal claim or defense of the non-prevailing Party is held to be without merit because it was not reasonably supported by Laws or material and relevant facts.

{Signature Pages to Follow}

IN WITNESS WHEREOF, the Parties have executed this Agreement of Merger as of the day and year first above written.

VERTICALNET, INC.

By:	/s/ Gene S. Godick
Name: Gene S. Godick
Title: Executive Vice President and CFO

POPCORN ACQUISITION SUB, INC.

By:	/s/ Gene S. Godick
Name: Gene S. Godick
Title: Vice President and Treasurer

B2eMARKETS, INC.

By:	/s/ Orville A. Bailey
Name: Orville A. Bailey
Title: President and CEO

Solely for the purposes of agreeing to the appointment contained in Section 7.11 and any obligation incumbent upon the Stockholders’ Representative contained in this Agreement:

STOCKHOLDERS’ REPRESENTATIVE:

FBR INVESTMENT MANAGEMENT, INC.

By:	/s/ Phillip J. Facchina
Name: Phillip J. Facchina
Title: Managing Director

List of Exhibits

Exhibit	Description
A	Form of Registration Rights Agreement

B	Form of Stockholder’s Certificate

C	Form of Certificate of Merger

D	Form of Merger Note

E	Form of New Employment Agreement

F	Form of Non-Competition and Non-Solicitation Agreement